UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

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Emergent BioSolutions Inc.

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EMERGENT

2022

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS AND PROXY STATEMENT

EMERGE NT.NOTICE 2022 OF ANNUAL MEETING OF STOCKHOLDERS AND PROXY STATEMENT

April 15, 2022

Dear Fellow Stockholders:

You are cordially invited to attend the Emergent BioSolutions Inc. 2022 virtual annual meeting of stockholders to be held on May 26, 2022, at 9:00 a.m., Eastern Time. Details about the meeting, nominees for the Board of Directors and other matters to be acted on are included in the Notice of Internet Availability of Proxy Materials and proxy statement that follow. To be admitted to the annual meeting at www.virtualshareholdermeeting.com/EBS2022, you must enter the 16-digit control number which appears on your proxy card, voting instruction form or notice you will receive.

It is my honor to share my thoughts with you as the newly appointed chairman of Emergent’s Board of Directors. Having spent the last 18 years around Emergent and its people, I remain in awe at the commitment and pride the entire team has in the work they do. Their passion shows up in how we deliver on our business goals, treat our patients, customers and partners, and support each other.

I am very optimistic about the future of Emergent. The results in 2021 were strong, as the annual report details, and the actions we have taken to strengthen the business and further improve our operations lay a foundation for success moving forward.

While promising, this success is not guaranteed without hard work. We must remain focused on quality, disciplined with our prudent capital deployment, and ensure we, as a Board of Directors, continue providing the Executive Management Team with the advice, counsel, and oversight required to be successful.

My commitment to you as the new chairman is to build on Emergent’s strong foundation, help grow our business in targeted areas where we can have an impact and redouble our efforts to ensure we have the governance and compliance infrastructure necessary to meet and exceed our own high standards.

I hope you plan to attend the annual meeting. You may vote during the virtual annual meeting by following the instructions available on the meeting website. Whether or not you plan to attend the annual meeting, we urge you to vote and submit your proxy in advance of the meeting by one of the methods described in our proxy statement or the Notice of Internet Availability of Proxy Materials. Your proxy may be revoked at any time before it is exercised as explained in our proxy statement.

I am excited about the opportunities ahead for our company and proud of the team we have in place.

Sincerely,

Zsolt Harsanyi
Chairman of the Board of Directors

YOUR VOTE IS IMPORTANT.

PLEASE TAKE TIME TO VOTE AS PROMPTLY AS POSSIBLE

NOTICE OF 2022 ANNUAL MEETING OF STOCKHOLDERS

To Our Stockholders:

The 2022 virtual annual meeting of stockholders of Emergent BioSolutions Inc. will be held on May 26, 2022, at 9:00 a.m., Eastern Time. You will be able to attend the annual meeting, vote, and submit questions via live webcast by visiting www.virtualshareholdermeeting.com/EBS2022.

The annual meeting will be held for the following purposes:

1.	To elect three Class I directors to hold office for a term expiring at our 2025 annual meeting of stockholders, each to serve until their respective successors are duly elected and qualified;

2.	To ratify the appointment by the audit committee of Ernst & Young LLP as our Independent Registered Public Accounting Firm for the fiscal year ending December 31, 2022;

3.	To hold, on an advisory basis, a vote to approve executive compensation; and

4.	To act upon any other matter that may properly come before the meeting or any adjournment or postponement of the meeting.

We are mailing this notice beginning on or about April 15, 2022 with instructions on how to access our proxy materials and vote online.

As of the date of this notice, the company has received no notice of any matters, other than those set forth above, that may properly be presented at the 2022 annual meeting. If any other matters are properly presented for consideration at the meeting, the persons named as proxies on the enclosed proxy card, or their duly constituted substitutes, will be deemed authorized to vote the shares represented by proxy or otherwise act on those matters in accordance with their judgment.

The Board of Directors recommends that you vote FOR the election of each of the Class I director nominees, and FOR Proposals 2 and 3. The close of business on March 31, 2022 has been established as the record date for determining those stockholders entitled to receive notice of and to vote at the 2022 annual meeting or any adjournment or postponement thereof.

Your vote is very important. Please read the proxy statement and then, whether or not you expect to attend the annual meeting, and no matter how many shares you own, vote your shares as promptly as possible. You can vote by proxy over the internet, by telephone or by mail by following the instructions provided in the proxy statement and on the proxy card. Submitting your proxy now will help ensure a quorum and avoid additional proxy solicitation costs. To be admitted to the annual meeting at www.virtualshareholdermeeting.com/EBS2022, you must enter the 16-digit control number which appears on your proxy card, voting instruction form or notice you will receive. You may vote during the annual meeting by following the instructions available on the meeting website during the meeting. You may vote virtually at the annual meeting, even if you have previously submitted a proxy. If you hold shares through a broker, bank or other nominee and wish to vote your shares at the annual meeting, you will need your unique control number that accompanies the instructions that the broker, bank or other nominee provides to you with the proxy materials. If you have any questions about voting your shares or attending the virtual annual meeting, please contact our Investor Relations department at (240) 631-3200 or by email at investorrelations@ebsi.com.

You may revoke your proxy before the vote is taken by delivering to our Corporate Secretary a written revocation, submitting a proxy with a later date or by voting your shares virtually at the meeting, in which case your prior proxy will be disregarded.

By Order of the Board of Directors,

Jennifer L. Fox
Executive Vice President, External Affairs, General Counsel and Corporate Secretary

Gaithersburg, Maryland

April 15, 2022

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE 2022 ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 26, 2022

The company’s proxy statement for the 2022 annual meeting of stockholders and annual report on Form 10-K for the fiscal year ended December 31, 2021, are available at http://materials.proxyvote.com/29089Q.

WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, YOUR VOTE IS IMPORTANT. IN ORDER TO ENSURE THE REPRESENTATION OF YOUR SHARES AT THE 2022 ANNUAL MEETING, PLEASE VOTE BY PROXY AS PROMPTLY AS POSSIBLE.

EMERGENT BIOSOLUTIONS INC.  |  2022 Notice and Proxy    I

PROXY STATEMENT

This proxy statement and the accompanying proxy card are being furnished to you by the Board of Directors of Emergent BioSolutions Inc. (the “Board” or “Board of Directors”) to solicit your proxy to vote your shares at our 2022 annual meeting of stockholders and at any adjournment or postponement of the meeting. The annual meeting will be conducted in virtual format via live audio webcast on May 26, 2022, at 9:00 a.m. Eastern Time. Stockholders can attend the meeting via the internet at www.virtualshareholdermeeting.com/EBS2022.

You are receiving this proxy statement from us because you owned shares of the company’s common stock as of March 31, 2022, the record date for the annual meeting. The Board has made these materials available to you in connection with the Board’s solicitation of proxies for use at our annual meeting.

This proxy statement describes matters on which you may vote and provides you with other important information so that you can make informed decisions. You are requested to vote on each of the proposals described in this proxy statement and are invited to attend the annual meeting.

Holders of the company’s common stock as of the close of business on the record date, March 31, 2022, may vote by proxy or virtually at the annual meeting. As of the close of business on March 31, 2022, there were 50,453,383 shares of the company’s common stock outstanding and entitled to vote. As of that date, we had 19 holders of record. The common stock is the only authorized voting security of the company, and each share of common stock is entitled to one vote on each matter properly brought before the annual meeting.

EMERGENT BIOSOLUTIONS INC. | 2022 Notice and Proxy 1

Proxy Statement

Proxy Statement Summary

This summary highlights information contained elsewhere in this proxy statement and does not contain all of the information you should consider. You should read the entire proxy statement before voting.

Annual Meeting

Meeting Date:	Meeting Place:	Meeting Time:	Record Date:

May 26, 2022	Virtual	9:00 am Eastern Time	March 31, 2022

(www.virtualshareholdermeeting.com/EBS2022)

Voting matters, vote standard and Board vote recommendations

Proposal		Voting Choices and Board Recommendation	Voting Standard	Effect of Abstentions	Effect of Broker Non-Votes
1.	Election of Directors

○   Vote in favor of all or specific nominees;

○   Vote against all or specific nominees; or

○   Abstain from voting with respect to all or specific nominees.

The Board recommends a vote FOR each of the director nominees.

			Plurality of votes cast (the nominees who receive the most votes will be the nominees elected by stockholders)	None	None
2.	Ratification of the appointment of Ernst & Young LLP as the company’s Independent Registered Public Accounting Firm for the fiscal year ending December 31, 2022

○   Vote in favor of the ratification;

○   Vote against the ratification; or

○   Abstain from voting on the ratification.

The Board recommends a vote FOR the ratification of Ernst & Young LLP as our Independent Registered Public Accounting Firm.

			Majority of votes cast	None	Not applicable
3.	Advisory vote to approve executive compensation	○ Vote in favor of the proposal; ○ Vote against the proposal; or ○ Abstain from voting on the proposal. The Board recommends a vote FOR the advisory vote to approve executive compensation.	Majority of votes cast	None	None

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Proxy Statement

How to Vote

If you are a stockholder of record, you may vote your shares:

By Internet.

Before The Meeting - Go to www.proxyvote.com.

Use the internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time on May 25, 2022. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to www.virtualshareholdermeeting.com/EBS2022.

You may attend the meeting via the internet and vote during the virtual meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

By Telephone. To vote by telephone, call 1-800-690-6903 (toll-free from the U.S. and Canada). Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time on May 25, 2022. Have your proxy card in hand when you call and then follow the instructions. If you vote by telephone, please do not mail in a proxy card.
By Mail. If you received your proxy materials by mail, you may vote by completing, signing and returning your proxy card. If you vote by mail, please mark, sign and date your proxy card and return it in the enclosed postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

You will need to follow the instructions when using any of these methods to make sure your shares will be voted at the annual meeting. We encourage you to vote by telephone or over the internet or by mail by completing your proxy card, even if you plan to attend the virtual annual meeting.

If you hold shares in street name through a broker, bank or other nominee, you may instruct your broker, bank or other nominee to vote your shares by following the instructions that the broker, bank or other nominee provides to you with the proxy materials. Most brokers offer the ability for stockholders to submit voting instructions by mail by completing a voting instruction card, by telephone and over the internet. If you hold shares through a broker, bank or other nominee and wish to vote your shares at the annual meeting, you will need your unique control number which appears on the instructions that accompanied the proxy materials. In any case, voting in advance by phone, internet or mail or through your broker, bank or other nominee will not prevent you from voting at the virtual annual meeting. If you have any questions about voting your shares or attending the virtual annual meeting, please contact our Investor Relations department at (240) 631-3200 or by email at investorrelations@ebsi.com.

Please review the section at the end of this proxy statement titled “QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING” if you have additional questions about how to attend the meeting or other procedural questions about voting on matters to be presented at the meeting.

EMERGENT BIOSOLUTIONS INC. | 2022 Notice and Proxy 3

SUSTAINABILITY AND CORPORATE SOCIAL RESPONSIBILITY

Sustainability

We aspire to be a company that prioritizes and responds to the challenges of sustainability and that also addresses various aspects of the environmental, social, and governance (“ESG”) imperatives that many of our stockholders, partners, suppliers, employees, customers and other stakeholders consider important. Our mission to protect and enhance life has motivated us to explore our impact at a broader scale — ESG stewardship, corporate responsibility, and ethics. We strive to: (a) appreciate and amplify the positive social impact of our operations, (b) design effective human capital management policies and (c) maximize our environmental stewardship.

We believe our mission together with our core values of “Stand Shoulder to Shoulder (no matter what),” “Own It Always,” “Break Through Thinking” and “Compete Where It Counts,” enables our commitment to sustainability. We strive to achieve durable business excellence by making the right decisions with integrity in ESG stewardship, corporate responsibility and ethics to protect and enhance the interests of our stakeholders.

In furtherance of these objectives, we established a formal ESG review process in 2021 focused on identifying, measuring, and reporting on our ESG activities and progress and issued our inaugural ESG report in the fourth quarter of last year (the ESG Report). The ESG Report can be found at: https://www.emergentbiosolutions.com/wp-content/uploads/2022/01/EBSI-2020-ESG-Report.pdf. We expect that the ESG Report will enhance our disclosure to stakeholders on this important topic. Longer-term, it is our intent to reassess our progress annually and ensure alignment with our corporate strategic planning process.

Focus on ESG Materiality

We have identified three key ESG frameworks that will help continue to guide our assessment. These are: (i) the Sustainability Accounting Standards Board (the “SASB”), focused on the Healthcare – Biotechnology and Pharmaceuticals industries; (ii) the recommendations of the Taskforce on Climate-related Financial Disclosure; and (iii) the United Nation’s Sustainable Development Goals. Of the three frameworks, we have determined that the SASB standards provide guidelines on key sustainability issues most appropriately and directly impacting the operational performance and financial conditions of our company.

For instance, the SASB Healthcare – Biotechnology and Pharmaceuticals standards seek information from companies about sustainability efforts addressing qualitative factors such as the safety of clinical trial participants, drug safety profiles, access to medicines and affordability, ethical marketing, supply chain management and human capital management addressing employee recruitment, development and retention. Quantitative factors such as the number of patients and lives protected and the number of marketed drugs and pipeline candidates in our portfolio can also be incorporated.

Utilizing these frameworks, we have identified our material and priority ESG matrix items. We believe our societal impact is significant, especially considering the critical role our company has played and continues to play in national responses to two major public health threats: COVID-19 and the opioid overdose crisis. Our company has been and remains a critical vaccine manufacturing partner for key collaborators who develop COVID-19 vaccines used across the globe. Our company also continues to play a critical role in providing access to and maintaining affordability of a potentially life-saving device, NARCAN® Nasal Spray (naloxone HCI). NARCAN Nasal Spray is used to treat known or suspected opioid overdoses, which have been declared a public health emergency in the United States.

We will continue to conduct an annual assessment of our ESG priorities and develop action items to advance progress in these areas. Our board will continue to provide oversight and governance control in our implementation and disclosure related to our ESG strategy.

Supporting Our Employees During the Pandemic and Beyond

The unprecedented public health crisis catalyzed by the COVID-19 global pandemic put the resilience of our mission and strategy to the test. We are proud of the opportunities we have had, and continue to have, collaborating with the federal government, regulators, researchers, nonprofits, and healthcare innovators to assist with the solutions to address COVID-19. None of our accomplishments would have been possible without the hard work and dedication of our employees. This global pandemic has reinforced that the safety and well-being of our employees is of paramount importance. We immediately responded to the onset of the pandemic in 2020 by adjusting our operations to ensure that only operation-critical development and manufacturing employees worked on-site. Additionally, we transitioned all other employees to remote work and equipped them with productivity and collaboration tools and resources. As the extent of the pandemic unfolded, increased attention was focused on the health and safety of our on-site employees. We provided them with personal protective equipment and implemented new safety protocols, including re-engineered workplace designs that facilitate physical distancing, temperature screening, and access to COVID-19 testing. The frequency and methods of communication between management and employees were increased with regular all-hands virtual meetings to discuss what we were

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Sustainability and Corporate Social Responsibility

doing as a company to combat COVID-19 in conjunction with our U.S. government and private sector partners, and what we were doing to protect our workers. In addition, we enhanced and promoted programs to support our employees’ physical and mental well-being. For example, we offered supplemental paid time off to employees who were unable to work due to COVID-19 symptoms or diagnosis, or who needed to address family COVID-19 issues. We arranged and paid for COVID-19 tests for employees who worked on-site during the height of the pandemic. We also partnered with a leading provider of online mental health support and counseling to maintain and expand our employees’ access to available mental health resources. We continue to work to ensure that our processes to prevent the spread of infection are balanced with our commitment to serve our patients and customers during this evolving global emergency. We remain committed to ongoing clinical development programs and to securing our supply chain and manufacturing infrastructure to ensure the continued availability of critical products and services to patients and customers. Above all, we are dedicated to reviewing and evaluating the best measures our employees and their families need to help maintain their health and safety.

In this regard, we have recently implemented a hybrid work model. While health and safety protocols continue into 2022, a significant portion of our workforce may choose a mixture of in-office and remote work, continue to work entirely on a remote basis or return to the office full time.

Diversity, Equity and Inclusion

Diversity, equity and inclusion (DEI) is integral to how we operate and our success. We are committed to attracting, developing, and retaining the best talent reflecting a diversity of ideas, backgrounds, and perspectives. DEI fuels our business growth, drives innovation in the products and services we develop, in the way we solve problems, and how we serve the needs of a global and diverse patient, customer and partner base. We recognize the value that diversity contributes to our global organization and the competitive advantage we can maintain by cultivating a culture of inclusion to benefit from our broad range of talents, perspectives, and ideas. We demonstrate respect for the individual by providing fair and equal treatment to all our employees and continuously identifying ways to recognize their various needs and interests. In this regard, we recently launched three inaugural Emergent Resource Groups (ERGs), one each for black, women and veteran employees. While aligned by constituency, our ERGs are open to all employees and are another way we will continue building a sense of belonging and connection to the organization, which will strengthen our community. These groups have already begun to open pathways of communication, help to expand learning opportunities, and offer avenues to advance our business strategy.

We thrive on our differences while sharing the same core values to achieve our mission — to protect and enhance life.

Human Capital

One of the five core objectives of our current 2020-2024 strategic plan is to evolve the culture of our organization consistent with our strategic objectives and our values. We strive to create an environment that is professionally and personally rewarding by offering challenging work and projects for individual and team contribution and opportunities for professional and personal development. Another core objective of our current strategic plan is to build scalable capabilities. This objective includes continuing to invest in growing and developing leadership, innovation and engagement at all levels of our workforce. For additional information about our Human Capital management approach, we refer you to the section titled “Human Capital” in our Annual Report on Form 10-K for the fiscal year ended on December 31, 2021.

Community Involvement

Our mission — to protect and enhance life — applies not only to the products and services that we deliver, but also to how we serve the communities in which we live and work. Employees across the globe have volunteered nearly 45,000 hours since 2013, supporting causes that align with our focus areas of advancing public health, educating tomorrow’s scientific leaders and protecting those who protect us. Throughout several cities in North America and Europe, we have developed philanthropic programs to strengthen relationships with local nonprofits and encourage employees to give back to the community. In 2012, we established eGIVE — Give, Invest, Volunteer in the communities in which we operate. Through eGIVE, employee-led teams are activated to direct donations to nonprofits and to organize volunteer activities in regions such as Baltimore, Maryland; San Diego, California; Philadelphia, Pennsylvania; Montgomery County, Maryland; Washington, D.C.; Lansing, Michigan; Canton, Massachusetts; Winnipeg, Manitoba, Canada; Bern, Switzerland; and Dublin, Ireland. Our eGIVE program enables every employee to bring their skills, their passion and their energy to building healthier and safer communities. Each employee has the ability to request matching grants for charitable donations they have made personally. We also support our employees’ philanthropic activities by providing paid time off for volunteerism, with eight hours for full-time employees and four hours for part-time employees each year.

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Sustainability and Corporate Social Responsibility

Environmental Responsibility

We recognize that our operations have an impact on our local and global communities from the waste we generate, the energy we source, and the water we discharge. Environmental sustainability is a central consideration when maintaining and improving the infrastructure and practices within our network facilities and when exploring expansion and construction of new buildings. In order to assess and disclose our environmental impact, we have developed monitoring programs to benchmark our usage of natural resources and other impacts more formally.

Transparency

As we continue to publish our ESG report each year, we will further enhance our efforts, challenge ourselves to be even better, and report the results.

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CORPORATE GOVERNANCE

Composition of the Board of Directors

Our by-laws provide that the number of directors shall be fixed from time to time by the Board. The Board has established the number of directors at nine. The Board is divided into three classes, with one class being elected each year and members of each class serving for staggered three-year terms. Keith Katkin, Ronald Richard and Kathryn Zoon, Ph.D. are Class I directors with terms expiring at the 2022 annual meeting. Zsolt Harsanyi, Ph.D., General George Joulwan and Louis Sullivan, M.D. are Class II directors with terms expiring at the 2023 annual meeting. Jerome Hauer, Ph.D., Robert Kramer and Marvin White are Class III directors with terms expiring at the 2024 annual meeting. For more information regarding the members of our Board, please see “Directors and Nominees” beginning on page 17.

General

Our Board believes that good corporate governance is important to ensure that the company is managed for the long- term benefit of our stockholders. This section describes key corporate governance guidelines and practices that our Board has adopted. Complete copies of our corporate governance guidelines and code of conduct and business ethics are available on our website at www.emergentbiosolutions.com under “Investors — Governance.” Alternatively, you can request a copy of any of these documents by writing to Emergent BioSolutions Inc., Attn: Investor Relations, 400 Professional Drive, Suite 400, Gaithersburg, Maryland 20879.

Corporate Governance Guidelines

We are strongly committed to the highest standards of ethical conduct and corporate governance. These standards are consistent with our corporate culture. We understand that adhering to sound principles of corporate governance is critical to earning and maintaining the trust of our customers, employees and shareholders. Accordingly, our Board has adopted corporate governance guidelines to assist in the exercise of its duties and responsibilities and to serve the best interests of the company and our stockholders. These guidelines, which provide a framework for the conduct of the Board’s business, include the following:

○	The Board’s principal responsibility is to oversee the management of the company;
○	A majority of the members of the Board shall be independent directors;
○	The independent directors shall meet regularly in executive session;
○	Directors shall have full and free access to management and, as necessary and appropriate, independent advisors;
○	New directors shall participate in an orientation program and all directors are expected to participate in continuing director education on an ongoing basis; and
○	At least annually, the Board and its committees will conduct a self-evaluation to determine whether they are functioning effectively.

Board Independence

Under applicable New York Stock Exchange (“NYSE”) rules, a director will qualify as “independent” only if our Board affirmatively determines that such director has no material relationship with us, either directly or as a partner, stockholder or officer of an organization that has a relationship with us. Our Board has established guidelines to assist it in determining whether a director has such a material relationship. Under these guidelines, a director is not considered to have a material relationship with us if our Board determines that such director is independent under Section 303A.02 of the NYSE Listed Company Manual, even if such director:

○

Is an executive officer of another company which is indebted to us, or to which we are indebted, unless the total amount of either company’s indebtedness to the other is more than 1% of the total consolidated assets of the company with which such director serves as an executive officer; or

○

Serves as an officer, director or trustee of a tax-exempt organization to which we make contributions, unless our discretionary charitable contributions to the organization are more than the greater of $1 million or 2% of that organization’s consolidated gross revenues. Our matching of employee charitable contributions would not be included in the amount of our contributions for this purpose.

In addition, ownership of a significant amount of our stock, by itself (as under NYSE listing standards), does not constitute a material relationship. For relationships not covered by the guidelines set forth above, the determination of whether a material relationship exists is made by the other members of our Board who are independent.

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Corporate Governance

Our Board has determined that all of our current directors except Mr. Robert Kramer meet the foregoing standards, that none of these directors has a material relationship with us and that each of these directors is “independent” as determined under Section 303A.02 of the NYSE Listed Company Manual. Dr. Bailey, who did not stand for re-election at the 2021 annual meeting, had also been deemed independent by our Board.

Meetings and Attendance

In 2021, our Board met 19 times and the standing committees of the Board met 27 times in aggregate. During 2021, no director attended fewer than 75% of the total number of meetings of the Board of Directors and of the committees of which the director was a member during 2021.

Our corporate governance guidelines provide that directors are expected to attend the annual meeting of stockholders. All then current members of our Board at the time of the 2021 annual meeting of stockholders attended the meeting.

The Board’s Role in Risk Oversight

Our Board is actively engaged in the oversight of risks we face and consideration of the appropriate responses to those risks. The audit committee of our Board periodically discusses risk management, including guidelines and policies to govern the process by which our exposure to risk is handled, with our senior management. The audit committee also reviews and comments on a periodic risk assessment performed by management. After the audit committee performs its review and comment function, it reports any significant findings to our Board. The Board is responsible for the oversight of our risk management programs and, in performing this function, receives periodic risk assessment and mitigation initiatives for information and approval as necessary.

The Board’s other committees oversee risks associated with their respective areas of responsibility. For example, the compensation committee considers the risks associated with our compensation policies and practices for both executive compensation and compensation generally.

Board Committees

Our Board has established five standing committees — audit, compensation, nominating and corporate governance, scientific review and strategic operations — each of which operates under a written charter that has been approved by our Board. Our Board has also established a special committee on manufacturing and quality oversight to assist the Board with its oversight responsibilities of manufacturing and quality operations. Current copies of each committee’s charter are available on our website at www.emergentbiosolutions.com under “Investors — Governance.” Alternatively, you can request a copy of any of these documents by writing to Emergent BioSolutions Inc., Attn: Investor Relations, 400 Professional Drive, Suite 400, Gaithersburg, Maryland 20879.

Our Board has determined that all of the current members of each of the audit, compensation and nominating and corporate governance committees are independent as defined under the applicable rules of the NYSE.

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Corporate Governance

Committee Memberships

Below is a listing of each of the members of the Board of Directors, their class, term of office and committees on which they sit.

Name	Class	Term Expires	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee	Scientific Review Committee	Strategic Operations Committee	Special Committee on Manufacturing and Quality Operations

Zsolt Harsanyi, Ph.D. Board Chairman	II	2023	✓			✓	✓	✓

Robert Kramer	III	2024					✓

Jerome Hauer, Ph.D.	III	2024		✓		✓	✓c

General George Joulwan	II	2023	✓	✓	✓

Keith Katkin	I	2022			✓		✓

Ronald Richard	I	2022	✓		✓c		✓

Marvin White	III	2024	✓c			✓	✓

Louis Sullivan, M.D.	II	2023	✓	✓c	✓			✓

Kathryn Zoon, Ph.D.	I	2022		✓	✓	✓c	✓	✓c

✓c    Committee Chair                                                      ✓    Committee Member

Committee Descriptions

Below is a brief description of each Board committee and the scope of its responsibilities.

Audit Committee

The audit committee’s responsibilities include:

○	Appointing, evaluating, approving the compensation of and assessing the independence of our Independent Registered Public Accounting Firm;
○	Overseeing the work of our Independent Registered Public Accounting Firm, including through the receipt and consideration of reports from our Independent Registered Public Accounting Firm;
○	Reviewing and discussing with management and the Independent Registered Public Accounting Firm our annual and quarterly financial statements and related disclosures;
○

Reviewing the type and presentation of information to be disclosed in the company’s earnings press releases, as well as financial information and earnings guidance provided to analysts, rating agencies and others;

○	Monitoring our internal control over financial reporting and disclosure controls and procedures;
○	Providing assistance to the Board of Directors in the oversight of our risk management function and ethics and compliance program, including our Code of Conduct and Business Ethics;
○	Providing assistance to the Board of Directors in the oversight of our internal audit function;
○

Overseeing and monitoring the company’s cyber and information security risks and reviewing periodic updates from company management on the company’s policies, processes and significant developments related to the identification, mitigation and remediation of cybersecurity risks;

○	Assisting the Board of Directors in overseeing our compliance with legal and regulatory requirements and internal policies and procedures;
○	Periodically discussing our risk management policies, and reviewing and commenting on an initial risk assessment by management;
○	Establishing policies regarding hiring employees from our Independent Registered Public Accounting Firm and procedures for the receipt and retention of accounting-related complaints and concerns;
○	Meeting independently with our internal auditing staff, ethics and compliance lead, Independent Registered Public Accounting Firm and management;
○	Reviewing and approving or ratifying any related person transactions;

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Corporate Governance

○

Evaluating, in coordination with the compensation committee, the company’s senior financial and ethics and compliance management, including the chief financial officer, chief ethics and compliance officer and head of internal audit;

○	Overseeing the company’s ESG activities, including disclosures related to ESG matters; and
○	Preparing the audit committee report required by SEC rules, which is included on page 28 of this proxy statement.

The members of our audit committee are Dr. Harsanyi, General Joulwan, Mr. Richard, Dr. Sullivan and Mr. White. Mr. White was appointed the chair of this committee effective April 1, 2022. Our Board has determined that each of the current members of the committee is “independent” in accordance with NYSE listing standards, meets the independence requirements of Rule 10A-3 under the Securities Exchange Act of 1934 (the “Exchange Act”), and is financially literate. Dr. Harsanyi has been designated as an “audit committee financial expert.” Our audit committee met seven times during 2021.

Compensation Committee

The compensation committee’s responsibilities include:

○	Annually reviewing and approving corporate goals and objectives relevant to the compensation of our executive officers;
○	Determining the compensation of our chief executive officer and, formerly, the executive chairman;
○	Reviewing and approving the compensation of our other named executive officers;
○	Overseeing the evaluation of our senior executives;
○	Overseeing and administering our cash and equity incentive plans and employee stock purchase plan;
○	Reviewing and discussing annually with management our “Compensation Discussion and Analysis,” which is included beginning on page 34 of this proxy statement; and
○	Preparing the compensation committee report required by SEC rules, which is included on page 51 of this proxy statement.

The members of our compensation committee are Dr. Hauer, General Joulwan, Dr. Sullivan and Dr. Zoon. Dr. Sullivan is the chair of this committee. Our Board has determined that each of the members of the committee is “independent” in accordance with NYSE listing standards. Our compensation committee met seven times during 2021.

Nominating and Corporate Governance Committee

The nominating and corporate governance committee’s responsibilities include:

○	Identifying individuals qualified to become members of the Board of Directors;
○	Recommending to the Board of Directors the persons to be nominated for election as directors and appointed to each of the Board’s committees;
○	Reviewing and making recommendations to our Board of Directors with respect to director compensation;
○	Reviewing and making recommendations to the Board of Directors with respect to management succession planning;
○	Developing and recommending to the Board of Directors our corporate governance guidelines;
○	Overseeing director education activities; and
○	Overseeing an annual evaluation of the Board of Directors.

The processes and procedures followed by our nominating and corporate governance committee in identifying and evaluating director candidates and in making recommendations regarding director compensation are described below under the headings “Director Nomination Process” and “Director Compensation,” respectively.

The members of our nominating and corporate governance committee are General Joulwan, Mr. Katkin, Mr. Richard, Dr. Sullivan and Dr. Zoon. Mr. Richard is the chair of this committee. Our Board has determined that each of the members of the committee is “independent” in accordance with NYSE listing standards. Our nominating and corporate governance committee met seven times during 2021.

Scientific Review Committee

The scientific review committee’s responsibilities include:

○	Providing scientific advice and guidance to the Board of Directors regarding decisions related to existing products and technology platforms;
○	Reviewing and advising the Board of Directors regarding the priorities with respect to our research and development portfolio to ensure alignment with corporate strategy; and
○	Providing advice and guidance to the Board of Directors with respect to proposed acquisitions, in-licensing, collaborations and alliances.

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Corporate Governance

The members of our scientific review committee are Dr. Harsanyi, Dr. Hauer, Mr. White and Dr. Zoon. Dr. Zoon is the chair of this committee. Our scientific review committee met two times during 2021.

Strategic Operations Committee

The strategic operations committee’s responsibilities include evaluating and making recommendations to the Board with respect to:

○	Our mission, core strategy, strategic plan objectives/success criteria, and the strategic processes;
○	Material acquisition and disposition opportunities;
○	Material litigation and disputes;
○	Our financial plans and programs and capital structure;
○	Our corporate investment policies; and
○	Our activities on corporate reputation.

The strategic operations committee is also responsible for reviewing, evaluating and approving:

○	Our foreign exchange policy;
○	Our decisions to enter into swaps; and
○	Our interest rate risk management policy.

The members of the strategic operations committee are Dr. Harsanyi, Dr. Hauer, Mr. Katkin, Mr. Kramer, Mr. Richard, Mr. White and Dr. Zoon. Dr. Hauer is the chair of this committee. Our strategic operations committee met four times during 2021.

Special Committee on Manufacturing & Quality Oversight

The special committee on manufacturing and quality oversight assists the Board with its oversight responsibilities regarding:

○	The company’s manufacturing organization and operations;
○	The company’s quality organization and operations, including quality systems;
○	The company’s compliance with current Good Manufacturing Practices (“cGMPs”), medical device Quality System Regulations (“QSRs”); and
○	Other legal and regulatory requirements related to the quality of the drugs and medical devices manufactured and produced by the company.

The members of the special committee on manufacturing and quality oversight are Dr. Harsanyi, Dr. Sullivan and Dr. Zoon. Dr. Zoon is the chair of this committee. Our special committee on manufacturing and quality oversight met eight times during 2021.

Director Nomination Process

The process followed by our nominating and corporate governance committee to identify and evaluate director candidates includes requests to members of our Board, management and others for recommendations, meetings from time to time to evaluate biographical information and background material relating to potential candidates and interviews of selected candidates by members of the committee and the Board.

In considering whether to recommend any particular candidate for inclusion in the Board’s slate of director nominees, our nominating and corporate governance committee considers the candidate’s integrity, business acumen, knowledge of our business and industry, experience, diligence, conflicts of interest and the ability to act in the interests of all stockholders, as well as the needs of the Board for a specific skill set or experience. The nominating and corporate governance committee does not assign specific weights to particular criteria and no particular criterion is a prerequisite for a prospective nominee. The nominating and corporate governance committee does not have a formal policy with respect to diversity, but believes that the backgrounds and qualifications of its directors, considered as a group, should provide a composite mix of experience, knowledge and abilities that will allow it to fulfill its responsibilities. Additionally, as previously noted, our corporate governance guidelines state that it is a goal of the Board to strive for diversity in the composition of the membership of the Board.

Stockholders may recommend to our nominating and corporate governance committee individuals for consideration as potential director candidates by submitting their names, together with appropriate biographical information and background materials and a statement as to whether the stockholder or group of stockholders making the recommendation has beneficially owned more than 5% of our common stock for at least a year as of the date such recommendation is made, to the Nominating and Corporate Governance Committee, c/o Corporate Secretary, Emergent BioSolutions Inc., 400 Professional Drive, Suite 400, Gaithersburg, Maryland 20879. Assuming that appropriate biographical and background material has been provided on a timely basis, in accordance with the

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Corporate Governance

procedures described under the heading “Additional Matters — Stockholder Proposals for the 2023 Annual Meeting,” the nominating and corporate governance committee will evaluate candidates recommended by stockholders by following the same process, and applying the same criteria, as it follows for candidates submitted by others.

Skills / Attributes Composition

We believe our directors possess the skills and attributes necessary to meet our current and future business needs. The Board periodically assesses the mix of skills, attributes and experience of the directors.

Core Attributes for all Board Members

○	High level of integrity and character;
○	Demonstrated track record of success;
○	Advanced degree in science or other relevant discipline; and
○	A commitment to contribute the time necessary for active involvement.

Below is a summary of the broader skills possessed by our board members, in the areas of finance/accounting and corporate governance as well as specialized industry experience.

Finance and Accounting

Financial Experience; Risk Management/Internal Controls; Investment Banking and Mergers and Acquisitions. A significant number of our directors possess financial experience (a critical understanding of accounting and financial reporting). Most of our directors possess experience with risk management/internal controls (for assessing and managing key company risks and their potential impact on compliance, including but not limited to cybersecurity and data control, regulatory compliance and financial risk management). More than half of our directors have indicated possessing skills in investment banking and mergers and acquisitions (the planning of mergers and acquisitions and other strategic opportunities, capital market transactions and debt financing).

Corporate Governance

Governance Oversight and Executive Compensation. All of our directors have corporate governance skills, with vast experience in governance oversight relationships at public companies, including experience with succession planning and building relationships between Board members and senior management and corporate responsibility initiatives. Many have experience as divisional or functional leaders within a complex organization. With respect to executive compensation skills, our directors are experienced in managing a compensation function and/or implementing a program designed to compensate for executive job performance, including knowledge of broad-based performance and incentive planning and measuring.

Specialized Experience

Pharma/Biotech; Medicine/Science; Government (Health, Defense, Intelligence, Security). Most of our directors have experience in healthcare and scientific research and many have diverse backgrounds in the development and licensing of innovative pharmaceutical countermeasures, vaccines and therapeutics. A significant number of our directors held appointed positions in federal, state and international government agencies, providing them with extensive knowledge of government relations and regulatory pathways in highly regulated industries. Our Board includes several members with a background in oversight of government defense mechanisms, public health preparedness and political affairs.

Sales/Marketing/Distribution/International Business. Our Board includes several members with a working knowledge of expansion strategies for product growth, regulatory interfacing, marketing and branding. Their backgrounds involve, among other things, exposure to growth markets and economies outside of the United States, including oversight of interactions with government agencies, global health trends and regulatory pathways of international operations (e.g., tech transfer).

Investor/Public Relations. Nearly all of our directors have experience with investor/public relations, enabling them to recognize the alignment between company strategic decision-making and investor relationships and an understanding of investor perception, shareholder activism and public relations.

Governance Structure

Our Board of Directors is led by an independent Chairman who provides effective oversight of management. Our Board previously determined to separate the positions of chief executive officer and board chairman. Our Board believes that separating these roles

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Corporate Governance

aligns the company with best practices for corporate governance of public companies and accountability to shareholders. The Board also believes that this separation provides a leadership model that clearly distinguishes the roles of the Board of Directors and management. This structure affords our Chairman the time to focus on managing Board operations and effectiveness and other corporate governance matters, including independent Board leadership.

Our corporate governance guidelines provide that in the event the chairman of our Board of Directors is not an independent director, a majority of the Board’s independent directors may appoint an independent director, who has been nominated by the nominating and corporate governance committee, to serve as lead director. Because Dr. Harsanyi is an independent director, our independent directors, based on the recommendation of the nominating and corporate governance committee, determined to eliminate the lead independent director role earlier this year. As an independent Chairman, Dr. Harsanyi serves as the presiding director at all executive sessions of our non-management or independent directors, facilitates communications between the President and Chief Executive Officer and other members of the Board, determines the need for special meetings of the Board and consults with the President and Chief Executive Officer on matters relating to corporate governance and Board performance.

Communicating with the Board of Directors

Our Board will give appropriate attention to written communications that are submitted by stockholders and other interested parties and will respond if and as appropriate. The Chairman of the Board, with the assistance of our corporate secretary is primarily responsible for monitoring communications from stockholders and other interested parties and for providing copies or summaries to the other directors as the Chairman of the Board considers appropriate.

Under procedures approved by a majority of our independent directors, communications are forwarded to all directors if they relate to important substantive matters and include suggestions or comments that the Chairman of the Board considers to be important for the directors to know. In general, communications relating to corporate governance and corporate strategy are more likely to be forwarded than communications relating to ordinary business affairs, personal grievances and matters as to which we receive repetitive or duplicative communications.

Stockholders and other interested parties who wish to send communications on any topic to our Board of Directors or independent directors as a group should address such communications to the Board of Directors or Independent Directors, as applicable, c/o Corporate Secretary, Emergent BioSolutions Inc., 400 Professional Drive, Suite 400, Gaithersburg, Maryland 20879. At the direction of the Board, the corporate secretary will review all such correspondence and forward to the Board or independent directors a summary and/or copies of any such correspondence that deals with the functions of the Board or its committees or that he or she otherwise determines requires their attention.

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STOCK OWNERSHIP INFORMATION

The following table sets forth information regarding the beneficial ownership of our common stock as of March 31, 2022, by (1) each of our directors and director nominees, (2) each named executive officer, (3) all of our executive officers and directors as a group and (4) each stockholder known by us to beneficially own 5% or more of our outstanding common stock. There were 50,453,383 shares of our common stock outstanding on March 31, 2022.

Name of Beneficial Owner	Outstanding Shares Beneficially Owned(1)	Right to Acquire Beneficial Ownership(2)	Total Shares Beneficially Owned	Percentage of Shares Beneficially Owned

Non-Employee Directors and Director Nominees

Zsolt Harsanyi, Ph.D.	20,787	4,528	25,315	*

Jerome Hauer, Ph.D.	6,396	4,528	10,924	*

George Joulwan	22,979	4,528	27,507	*

Keith Katkin	—	—	—	—

Ronald Richard	4,484	4,528	9,012	*

Louis Sullivan, M.D.	36,153	4,528	40,681	*

Marvin White	1,210	1,676	2,886

Kathryn Zoon, Ph.D.	5,558	4,528	10,086	*

Named Executive Officers

Fuad El-Hibri(3)	4,649,960	227,004	4,876,964	9.7%

Robert Kramer	110,352	157,500	267,852	*

Richard Lindahl	22,316	61,892	84,208	*

Adam Havey	22,219	40,487	62,706	*

Atul Saran	28,613	81,823	110,436	*

Other Executive Officers	21,242	70,187	91,429	*

All executive officers and directors as a group (15 persons)	4,952,268	667,737	5,620,005	11.1%

5% or greater stockholders

BlackRock, Inc.(4)	8,076,901	—	8,076,901	16.0%

Vanguard Group(5)	5,352,952	—	5,352,952	10.6%

State Street Corporation(6)	3,032,727	—	3,032,727	6.0%

*	Represents beneficial ownership of less than 1% of our common stock.

1.

Beneficial ownership is determined in accordance with the rules and regulations of the SEC and includes voting or investment power with respect to shares of our common stock. The information set forth in the table above is not necessarily indicative of beneficial ownership for any other purpose, and the inclusion of any shares deemed beneficially owned in this table does not constitute an admission of beneficial ownership of those shares. Except as otherwise noted, to our knowledge, the persons and entities named in the table above have sole voting and investment power with respect to all of the shares of common stock beneficially owned by them, subject to community property laws, where applicable. Except as otherwise indicated, the address of each of the beneficial owners named in the table above is c/o Emergent BioSolutions Inc., 400 Professional Drive, Suite 400, Gaithersburg, Maryland 20879. Percentage ownership calculations are based on 50,453,383 shares of common stock outstanding as of March 31, 2022.

2.

Consists of shares of common stock subject to stock options exercisable as of, or within 60 days of March 31, 2022, and shares of common stock issuable under restricted stock unit (“RSU”) awards that vest within 60 days of March 31, 2022. Shares of common stock subject to stock options that are exercisable as of or within 60 days of March 31, 2022, and shares of common stock issuable under RSU awards that vest within 60 days of March 31, 2022 are deemed to be outstanding and beneficially owned by the person holding the option or RSU for the purpose of calculating the percentage ownership of that person, but are not deemed outstanding for the purpose of calculating the percentage ownership of any other person.

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Stock Ownership Information

3.

Mr. El-Hibri has a beneficial ownership interest in 4,876,964 shares of our common stock through his vested RSUs and stock options (including RSUs and stock options vesting within 60 days of March 31, 2022), which represent approximately 9.7% of our outstanding common stock. This amount also includes 628,678 shares pledged as collateral. In accordance with the rules and regulations of the SEC, Mr. El-Hibri’s beneficial ownership is deemed to consist of the following shares of our common stock:

○	3,500,008 shares held in a revocable trust for which Mr. El-Hibri is the beneficial owner;
○	1,149,952 shares held directly by Mr. El-Hibri; and
○	227,004 shares of common stock subject to stock options exercisable within 60 days of March 31, 2022.

4.

Based on information provided in a Schedule 13G/A that was filed with the SEC on January 27, 2022, by BlackRock, Inc., BlackRock, Inc. is the beneficial owner of 8,076,901 shares of our common stock and has sole voting power with respect to 7,938,133 shares of our common stock and sole dispositive power with respect to 8,076,901 shares of our common stock as of December 31, 2021. Aggregate beneficial ownership reported by BlackRock, Inc. is on a consolidated basis and includes shares beneficially owned by the following subsidiaries of BlackRock, Inc., none of which individually beneficially owns 5% or greater of the outstanding shares of our common stock: BlackRock Life Limited; BlackRock Advisors, LLC; Aperio Group, LLC; BlackRock (Netherlands) B.V.; BlackRock Institutional Trust Company, National Association; BlackRock Asset Management Ireland Limited; BlackRock Financial Management, Inc.; BlackRock Asset Management Schweiz AG; BlackRock Investment Management, LLC; BlackRock Investment Management (UK) Limited; BlackRock Asset Management Canada Limited; BlackRock Investment Management (Australia) Limited; and BlackRock Fund Managers Ltd, except for BlackRock Fund Advisors, which owns 5% or greater of shares of our common stock. The address of BlackRock, Inc. is 55 East 52nd Street, New York, New York 10055.

5.

Based on information provided in a Schedule 13G/A that was filed with the SEC on March 9, 2022, by The Vanguard Group, Inc., The Vanguard Group, Inc. reported sole voting power with respect to 0 shares, sole dispositive power with respect to 5,260,281 shares, shared voting power with respect to 48,787 shares and shared dispositive power with respect to 92,671 shares of our common stock as of February 28, 2022. The Vanguard Group, Inc.’s clients, including investment companies registered under the Investment Company Act of 1940 and other managed accounts, have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of securities reported herein. The address of The Vanguard Group is 100 Vanguard Blvd., Malvern, Pennsylvania 19355.

6.

Based on information provided in a Schedule 13G that was filed with the SEC on February 10, 2022, by State Street Corporation SSGA Funds Management, Inc, State Street Global Advisors Limited, State Street Global Advisors, Australia, Limited, State Street Global Advisors Europe Limited, and State Street Global Advisors Trust Company reported sole voting power with respect to 0 shares, sole dispositive power with respect to 0 shares, shared voting power with respect to 2,926,565 shares and shared dispositive power with respect to 3,032,727 shares of our common stock as of December 31, 2021. The address of the State Street Corporation is State Street Financial Center 1 Lincoln Street, Boston, MA 02111.

Delinquent Section 16(a) Reports

Section 16(a) of the Exchange Act requires that our executive officers and directors, and holders of more than 10% of our common stock file reports of ownership and changes in ownership with the SEC and provide us with copies of such reports. Subject to certain exceptions, the company undertakes to file Section 16 reports on behalf of its directors and executive officers, pursuant to a power of attorney granted to certain attorneys-in-fact at the company. Based solely on the company’s review of these reports and executive officer and director certifications, the company believes that all Section 16(a) filing requirements applicable to its directors and executive officers were complied with during fiscal 2021.

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PROPOSALS TO BE VOTED ON AT THE ANNUAL MEETING

PROPOSAL 1—ELECTION OF DIRECTORS

Background

At the annual meeting, stockholders will have an opportunity to vote for the election of Keith Katkin, Ronald Richard and Kathryn Zoon, Ph.D. as Class I directors, following the recommendation of the nominating and corporate governance committee.

The company’s bylaws provide for the election of directors by a plurality of the votes cast by the stockholders at the annual meeting (i.e., the nominees who receive the most votes will be the nominees elected by the stockholders). If elected, the terms of Keith Katkin, Ronald Richard and Kathryn Zoon, Ph.D. will expire at the 2025 annual meeting of stockholders. Proxies received by the company from stockholders will be voted to elect these three nominees, unless marked to the contrary. Each of the nominees has indicated his or her willingness to serve, if elected. However, if any of the nominees should be unable or unwilling to serve, the proxies may be voted for a substitute nominee designated by our Board, or our Board may reduce the number of directors.

Board Recommendation

The Board of Directors recommends a vote “FOR” the election of all Class I director nominees.

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Proposals to be Voted on at the Annual Meeting

DIRECTORS AND NOMINEES

The following biographical information discloses each director’s and director nominee’s age, business experience, and other directorships held during the past five years. It also includes the experiences, attributes, and skills that caused the nominating and corporate governance committee and the Board of Directors to determine that the individual should serve as a director of the company and the year that each individual was first elected to the Board of Directors. Unless otherwise specified, each nominee has held his or her current position for at least five years.

Director Nominees

Class I Directors—Terms to Expire at the 2022 Annual Meeting

Skills/Attributes: Age: 50 Director Since: 2022 Committees: • Nominating and Corporate Governance • Strategic Operations

KEITH KATKIN

Background:

Mr. Katkin has served as a director since April 2022. He previously served as the chief executive officer and as a member of the board of directors of Urovant Sciences Ltd, a public biopharmaceutical company, from September 2017 until March 2020. Prior to Urovant, Mr. Katkin served as the president and chief executive officer of Avanir Pharmaceuticals, Inc., a publicly traded biopharmaceutical company, from 2007 to 2016, where he led the growth and ultimate sale of Avanir to Otsuka Pharmaceutical Co., Ltd. for $3.5 billion. Prior to joining Avanir, Mr. Katkin served as the vice president, commercial development for Peninsula Pharmaceuticals, Inc., a privately held biopharmaceutical company, playing a key role in the concurrent initial public offering and ultimate sale of the company to Johnson & Johnson. Mr. Katkin currently serves on the boards of Eledon Pharmaceuticals, Inc. (chairman), Rigel Pharmaceuticals, Inc., and Syndax Pharmaceuticals, each of which is a publicly traded company, and as an adviser to the board of directors at Urovant. Mr. Katkin has an M.B.A. from the Anderson School at UCLA and a B.S. in Business and Accounting from Indiana University. Mr. Katkin is also a licensed Certified Public Accountant.

Qualifications:

We believe Mr. Katkin’s substantial track record of driving growth for pharmaceutical and life sciences companies will be invaluable to the company’s mission.

Attribute Key

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Proposals to be Voted on at the Annual Meeting

Skills/Attributes: Age: 66 Director Since: 2005 Committees: • Audit • Nominating and Corporate Governance (Chair) • Strategic Operations

RONALD RICHARD

Background:

Mr. Richard has served as a director since January 2005. Mr. Richard has served as the president and chief executive officer of the Cleveland Foundation, the nation’s oldest community foundation, since June 2003. From August 2002 to February 2003, Mr. Richard served as president of Stem Cell Preservation, Inc., a start-up medical research company. After leaving Stem Cell Preservation and prior to joining our Board of Directors, Mr. Richard served as a strategic business advisor for IGEN International, Inc., a biotechnology company. Mr. Richard served as chief operating officer of In-Q-Tel, a venture capital fund that provides technologies to the Central Intelligence Agency, from March 2001 to August 2002. Prior to joining In-Q-Tel, Mr. Richard served in various senior management positions at Matsushita Electric (Panasonic), a consumer electronics company. Mr. Richard is a former U.S. foreign service officer. He served in Osaka/ Kobe, Japan and as a desk officer for North Korean, Greek and Turkish affairs at the U.S. Department of State in Washington, D.C. Mr. Richard previously served as chairman of the board of trustees of the International Biomedical Research Alliance, an academic joint venture among the NIH, Oxford University and Cambridge University. Mr. Richard received an M.A. in international relations from Johns Hopkins University School of Advanced International Studies and a B.A. in history from Washington University. He holds honorary doctorates in humane letters from Notre Dame College and Baldwin Wallace College and an honorary doctorate in science from the Northeast Ohio Medical College.

Qualifications:

We believe Mr. Richard’s qualifications to serve on our Board of Directors include his past and current industry experience, including his prior senior management positions, including positions in the biotechnology industry.

Attribute Key

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Proposals to be Voted on at the Annual Meeting

Skills/Attributes:

Age: 73

Director Since: 2016

Committees:

•  Compensation

•  Nominating and Corporate Governance

•  Scientific Review (Chair)

•  Strategic Operations

•  Special Committee on Manufacturing and Quality Operations (Chair)

KATHRYN ZOON, Ph.D.

Background:

Dr. Zoon has served as a director since November 2016. Dr. Zoon is currently NIAID/NIH Scientist Emeritus, a position she has held since August 2016. Dr. Zoon is also on the Board of Directors of the International Biomedical Research Alliance. Dr. Zoon has been a member of the National Academy of Medicine since 2002 and was also a member of the Division on Earth and Life Studies Committee, National Research Council, 2015-2020. In 2021, Dr. Zoon joined the non-profit organization, International Alliance for Biological Standardization, as a special advisor. She was also a Board member of the FDA Alumni Association (2017-2020). From April 2016 to June 2016, she was Interim Director of the new NIH Office of Research Support and Compliance. She was also Chief of the Cytokine Biology Section in the Division of Intramural Research, National Institute of Allergy and Infectious Diseases (“NIAID”), NIH until July 2016, where she conducted research on human interferon alphas and developed a new cell therapy using IFNs and autologous monocytes and she is still collaborating with the National Cancer Institute (“NCI”) on a clinical trial for ovarian cancer. She was previously the Scientific Director and the Director of the Division of Intramural Research at NIAID from 2006 to August 2015 and was the Deputy Director for Planning and Development of the Division of Intramural Research at NIAID, 2004 to 2006. Dr. Zoon served as the Principal Deputy Director of the Center for Cancer Research at the National Cancer Institute, 2003 to 2004. She served as the Director of the Center for Biologics Evaluation and Research (“CBER”), Food and Drug Administration (“FDA”) (1992 to 2003), and a member of the NIH Scientific Directors from 1992 to 2015. Dr. Zoon was the Director of the Division of Cytokine Biology in CBER, 1988-1992. She studied the production and purification of human interferon at NIH from 1975 to 1980. She received her B.S. degree, cum laude, in chemistry from Rensselaer Polytechnic Institute and was granted a Ph.D. in biochemistry from the Johns Hopkins University. Dr. Zoon was an associate editor of the Journal of Interferon Research. She was President of the International Society for Interferon and Cytokine Research, 2000 to 2001. She has served a member of the World Health Organization’s Expert Committee on Biological Standards for almost two decades. In 2019, Dr. Zoon was honored by Women’s Inc. as one of the most influential corporate board directors. In 2021 Dr. Zoon was inducted into the Rensselaer Polytechnic Institute’s Hall of Fame.

Qualifications:

We believe Dr. Zoon’s expertise in regulatory matters and product development adds great depth and breadth to our Board of Directors.

Attribute Key

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Continuing Directors

Class II Directors — Term to Expire at the 2023 Annual Meeting

Skills/Attributes: Age: 78 Director Since: 2004 Committees: • Audit • Scientific Review • Strategic Operations • Special Committee on Manufacturing and Quality Operations

ZSOLT HARSANYI, Ph.D.

Background:

Dr. Harsanyi has served as the chairman of our Board of Directors since April 2022 and as a director since August 2004. Dr. Harsanyi has also served as chairman of the board of N-Gene Research Laboratories, Inc., a privately-held biopharmaceutical company, since March 2011. Prior to that, Dr. Harsanyi served as chief executive officer and chairman of the board of directors of Exponential Biotherapies Inc., a private biotechnology company, from December 2004 to February 2011. In January 2016, Dr. Harsanyi returned to ExpoBio Inc. to serve as chairman of the board. Since August 2016, Dr. Harsanyi has been a director of Aptevo Therapeutics Inc., a publicly-traded biotech company which focuses on bringing novel oncology and hematology therapeutics to market. Dr. Harsanyi served as president of Porton International plc, a pharmaceutical and vaccine company, from January 1983 to December 2004. Dr. Harsanyi was a founder of Dynport Vaccine Company LLC in September 1996. Prior to joining Porton International, Dr. Harsanyi was vice president of corporate finance at E.F. Hutton, Inc. Previously, Dr. Harsanyi directed the first assessment of biotechnology for the U.S. Congress’ Office of Technology Assessment, served as a consultant to the President’s Commission for the Study of Ethical Problems in Medicine and Biomedical and Behavioral Research and was on the faculties of Microbiology and Genetics at Cornell Medical College. Dr. Harsanyi received a Ph.D. from Albert Einstein College of Medicine and a B.A. from Amherst College.

Qualifications:

We believe Dr. Harsanyi’s qualifications to serve on our Board of Directors include his industry experience, including his senior executive and financial positions.

Attribute Key

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Skills/Attributes: Age: 82 Director Since: 2013 Committees: • Audit • Compensation • Nominating and Corporate Governance

GENERAL GEORGE JOULWAN

Background:

General George Joulwan (Ret.) has served as a director since July 2013. General Joulwan’s distinguished military career spans 36 years from 1961 to his retirement as a four-star general and the Supreme Allied Commander of NATO in 1997. In 1998 General Joulwan founded, and currently serves as president of, One Team, Inc., which provides business consulting services. Previously, General Joulwan served as a director of General Dynamics Corporation from 1998 through 2012, and currently serves on several private company and charitable boards. He was a professor at the United States Military Academy at West Point and served on the Board of Trustees for the United States Military Academy. General Joulwan was a professor of National Security Strategy at the National Defense University. General Joulwan is a graduate of West Point and holds a Master’s degree in Political Science and an Honorary Doctor of Law degree from Loyola University in Chicago.

Qualifications:

As a retired U.S. Army general, we believe General Joulwan brings a unique perspective to our Board. Through his extensive and distinguished military career, he has developed critical leadership and management skills that make him a significant contributor to our Board. We believe General Joulwan’s foreign policy experience and knowledge of the government and the military provide valuable insight into international defense markets and the global defense industry.

Attribute Key

EMERGENT BIOSOLUTIONS INC. | 2022 Notice and Proxy 21

Skills/Attributes: Age: 88 Director Since: 2006 Committees: • Audit • Compensation (Chair) • Nominating and Corporate Governance • Special Committee on Manufacturing and Quality Operations

LOUIS SULLIVAN, M.D.

Background:

Dr. Sullivan has served as a director since June 2006. Dr. Sullivan has served as president emeritus of Morehouse School of Medicine since July 2002. Dr. Sullivan served as president of Morehouse School of Medicine from 1981 to 1989 and from 1993 to 2002. From 1989 to 1993, Dr. Sullivan was Secretary of the Department of Health and Human Services. Dr. Sullivan serves on the board of directors of United Therapeutics Corporation, a publicly-traded biotechnology company. He served as a director for Henry Schein, Inc. a publicly-traded biotechnology company, from 2004 to June 2016. He was a founder and chairman of Medical Education for South African Blacks, Inc., a trustee of Africare, a director of the National Center on Addiction and Substance Abuse at Columbia University and chairman of the board of trustees of the National Health Museum, a non-profit institution developing a museum of health sciences. Dr. Sullivan received his M.D. from Boston University and a B.S. from Morehouse College.

Qualifications:

We believe Dr. Sullivan’s qualifications to serve on our Board of Directors include his extensive service on various other boards and service with public institutions, as well as his medical background and prior senior positions in other organizations.

Attribute Key

22 EMERGENT BIOSOLUTIONS INC. | 2022 Notice and Proxy

Class III Directors — Terms to Expire at the 2024 Annual Meeting

Skills/Attributes: Age: 70 Director Since: 2015 Committees: • Compensation • Scientific Review • Strategic Operations (Chair)

JEROME HAUER, Ph.D.

Background:

Dr. Hauer has served as a director since January 2015. He previously served on our Board of Directors from May 2004 to October 2011. Currently, Dr. Hauer is a senior advisor at Teneo Risk, a worldwide CEO advisory firm and a visiting professor at Cranfield University/Defence Academy of the United Kingdom. Dr. Hauer is a Senior. Associate at the Johns Hopkins Bloomberg School of Public Health, Division of Humanitarian Health. Before joining Teneo Risk, Dr. Hauer served as the Commissioner of New York State Division of Homeland Security and Emergency Services and Director of the Office of Counterterrorism. He is on the Board of the World Association for Disaster and Emergency Medicine and an Associate Editor of the Journal of Special Operations Medicine. Dr. Hauer also serves as chief executive officer of The Hauer Group (2014 to present and 2006 to 2011). Dr. Hauer served as Acting Assistant Secretary for the Office of Public Health Emergency Preparedness at the U.S. Department of Health and Human Services (“HHS”) from 2002 to 2003 and as director of the office of public health preparedness of HHS in 2002. Dr. Hauer served as the first director of the New York City Mayor’s Office of Emergency Management. He also served as the director of Emergency Medical Services and Emergency Management for the State of Indiana. Dr. Hauer holds a Ph.D. from Cranfield University/Defence Academy of the United Kingdom. He received an M.H.S. in public health from Johns Hopkins University School of Hygiene and Public Health and a B.A. from New York University. Dr. Hauer was a captain in the United States Army Reserves Medical Services Corps.

Qualifications:

We believe Dr. Hauer’s qualifications to serve on our Board of Directors include his significant experience in various governmental and public health organizations, as well as his experience on other boards.

Attribute Key

EMERGENT BIOSOLUTIONS INC. | 2022 Notice and Proxy 23

Skills/Attributes: Age: 64 Director Since: 2019 Committees: • Strategic Operations

ROBERT KRAMER

Background:

Mr. Kramer has served as our president and chief executive officer since April 2019 and served as our president and chief operating officer from March 2018 to March 2019. Previously, he also served as our executive vice president, administration, chief financial officer and treasurer from September 2012 until his promotion to president and chief operating officer in March 2018. Mr. Kramer first joined us in 1999 as our chief financial officer. From 1999 until his prior retirement in 2010, he held various executive positions with the last being president of Emergent Biodefense Operations Lansing. Mr. Kramer returned to the company in 2011 as the interim head of the biosciences division, and then as interim executive vice president, corporate services division. Prior to joining us in 1999, Mr. Kramer held various financial management positions at Pharmacia Corporation, which subsequently merged with the Upjohn Company in 1995 and eventually became part of Pfizer Inc. Mr. Kramer currently serves on the Board of Directors of the U.S. Chamber of Commerce and the National Association of Manufacturers. Mr. Kramer holds an M.B.A. from Western Kentucky University and a B.S. in industrial management from Clemson University.

Qualifications:

We believe Mr. Kramer’s qualifications to serve on our Board of Directors include his extensive experience in senior management positions and his demonstrated business judgment, including his long service as a senior executive of our company.

Attribute Key

24 EMERGENT BIOSOLUTIONS INC. | 2022 Notice and Proxy

Skills/Attributes: Age: 60 Director Since: 2020 Committees: • Audit (Chair) • Scientific Review • Strategic Operations

MARVIN WHITE

Background:

Mr. White has served as a director since October 2020. Mr. White has served as President and Chief Executive Officer of Aptevo Therapeutics Inc. (“Aptevo”) and as a member of its Board of Directors since August 2016. Mr. White first served as a director of Emergent from June 2010, until his resignation from the Emergent Board of Directors in May 2016. He also served as a consultant to Emergent prior to joining Aptevo. From 2008 to March 2014, Mr. White served as the Chief Financial Officer of St. Vincent Health, and was responsible for finance, materials management, accounting, patient financial services and managed care for all 19 hospitals and 36 joint ventures. Prior to joining St. Vincent Health in 2008, Mr. White was the Chief Financial Officer of Lilly USA, a subsidiary of Eli Lilly and Company, where he also held leadership positions in Treasury and Corporate Finance and Investment Banking in the Corporate Strategy Group. Mr. White is a director of OneAmerica Financial Insurance Partners, Inc., a mutual insurance and financial services company based in Indianapolis, Indiana and Delta Dental of Washington, a Seattle based dental insurance company. From June 2014 until August 2016, Mr. White served on the board of directors of Washington Prime Group, a NYSE REIT that invests in shopping centers. From July 2015 until March 2017, Mr. White served on the board of directors of CoLucid Pharmaceuticals, Inc., a public pharmaceutical company. Mr. White earned a bachelor of science degree from Wilberforce University in Accounting and his M.B.A. degree in Finance from Indiana University.

Qualifications:

We believe Mr. White’s qualifications to serve on our Board of Directors include his strong financial background, tenure as chief executive officer of Aptevo and experience gained from senior positions he has held with other biopharmaceutical organizations.

Attribute Key

EMERGENT BIOSOLUTIONS INC. | 2022 Notice and Proxy 25

DIRECTOR COMPENSATION

The compensation of our directors is established by our nominating and corporate governance committee based on information related to market practice provided by our independent compensation consultant WTW. This compensation is periodically reviewed with respect to cash retainers, meeting fees and equity incentives. The following table sets forth information for the fiscal year ended December 31, 2021, regarding the compensation of our directors who are not also named executive officers.

Name	Fees Earned or Paid in Cash	Stock Awards(1)	All Other Compensation	Total

Dr. Sue Bailey(2)	$38,756	$—	$—	$38,756

Zsolt Harsanyi, Ph.D.	$126,154	$285,000	$—	$411,154

Jerome Hauer, Ph.D.	$115,000	$285,000	$—	$400,000

George Joulwan	$105,000	$285,000	$—	$390,000

Ronald Richard	$150,000	$285,000	$—	$435,000

Louis Sullivan, M.D.	$121,154	$285,000	$—	$406,154

Marvin White	$97,500	$285,000	$—	$382,500

Kathryn Zoon, Ph.D.	$123,462	$285,000	$—	$408,462

1.

The amounts in the “Stock Awards” column reflect the grant date fair value of equity awards granted to the directors named in the table above for the fiscal year ended December 31, 2021, calculated in accordance with SEC rules.

2.	Dr. Bailey did not stand for re-election at the 2021 annual meeting and, therefore, was not a member of the Board of Directors at the time of the annual stock grant.

Under our director compensation program, non-employee directors receive the compensation set forth in the table below. We also reimburse our non-employee directors for out-of-pocket expenses incurred in connection with attending our Board and committee meetings.

Element	2021 Director Compensation Program and 2022 Director Compensation Program Amounts

Annual Retainer for Non-Employee Board Members	$70,000

Annual Retainer for Non-Executive Chairman of Board of Directors	$140,000

Lead Director Additional Retainer(5)	$30,000

Board Meeting Fees	None

Committee Meeting Fees	None

Committee Chair Additional Retainer	$25,000 – Audit, Strategic Operations(1)

$20,000 – Compensation, Nominating and Corporate Governance and Scientific Review

$20,000 – Other(2)

Committee Member Additional Retainer	$15,000 – Audit, Strategic Operations(3)

$10,000 – Compensation, Nominating and Corporate Governance and Scientific Review

$10,000 – Other(2)

Annual Equity Awards	$285,000 in RSUs per director

Initial Election Equity Awards(4)	$375,000 in RSUs per director

1.	The Chair of the Strategic Operations Committee does not receive a retainer.

2.	Other includes the Special Committee on Manufacturing and Quality Operations.

3.	Employee Directors (Robert Kramer and, formerly, Fuad El-Hibri) do not receive additional cash retainers for service on the Strategic Operations Committee.

4.	Initial election equity award values are inclusive of the annual equity award.

5.	No longer applies effective April 1, 2022.

26 EMERGENT BIOSOLUTIONS INC. | 2022 Notice and Proxy

Proposals to be Voted on at the Annual Meeting

PROPOSAL 2 — RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Ernst & Young LLP currently serves as our Independent Registered Public Accounting Firm. After consideration of the firm’s qualifications and past performance, the audit committee has appointed Ernst & Young LLP as our Independent Registered Public Accounting Firm for the fiscal year ending December 31, 2022.

Under NYSE and SEC rules and the audit committee charter, the audit committee is directly responsible for the selection, appointment, compensation and oversight of the company’s Independent Registered Public Accounting Firm and is not required to submit this appointment to a vote of the stockholders. Our Board and the audit committee, however, consider the appointment of our Independent Registered Public Accounting Firm to be an important matter of stockholder concern and are submitting the appointment of Ernst & Young LLP for ratification by our stockholders as a matter of good corporate practice. One or more representatives of Ernst & Young LLP is expected to be present at the virtual annual meeting and will have an opportunity to make a statement and respond to appropriate questions from stockholders. In the event that our stockholders fail to ratify the appointment of Ernst & Young LLP, it will be considered as a direction to the audit committee to consider the appointment of a different firm. Even if the appointment is ratified, the audit committee in its discretion may select a different Independent Registered Public Accounting Firm at any time during the year if it determines that such a change would be in the best interests of the company and its stockholders.

Required Vote and Board Recommendation

Ratification of the appointment of Ernst & Young LLP as our Independent Registered Public Accounting Firm requires the affirmative vote of the majority of votes cast on such matter at the annual meeting. Abstentions will have no effect on the matter.

The Board of Directors recommends a vote “FOR” the ratification of the appointment of Ernst & Young LLP as the company’s Independent Registered Public Accounting Firm.

EMERGENT BIOSOLUTIONS INC. | 2022 Notice and Proxy 27

Proposals to be Voted on at the Annual Meeting

AUDIT COMMITTEE REPORT

The audit committee has reviewed our audited financial statements for the fiscal year ended December 31, 2021, and discussed them with management and the Independent Registered Public Accounting Firm.

The audit committee also has received from, and discussed with, the Independent Registered Public Accounting Firm various communications that the Independent Registered Public Accounting Firm is required to provide to the audit committee, including the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board.

The audit committee has received the written disclosures and the letter from the Independent Registered Public Accounting Firm required by the applicable requirements of the Public Company Accounting Oversight Board regarding the Independent Registered Public Accounting Firm’s communications with the audit committee concerning independence, and has discussed with the Independent Registered Public Accounting Firm their independence.

Based on the review and discussions referred to above, the audit committee recommended to the Board of Directors of Emergent BioSolutions Inc. that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2021 for filing with the Securities and Exchange Commission.

By the Audit Committee of the Board of Directors of Emergent BioSolutions Inc.*
Zsolt Harsanyi, Ph.D., Chair
General George Joulwan
Ronald Richard Louis Sullivan, M.D.

*

Zsolt Harsanyi, Ph.D. was Chair of the Audit Committee on the date upon which the Audit Committee Report was approved. Marvin White joined the Audit Committee as Chair after the issuance of the report, effective April 1, 2022.

28 EMERGENT BIOSOLUTIONS INC. | 2022 Notice and Proxy

Proposals to be Voted on at the Annual Meeting

Independent Registered Public Accounting Firm

Independent Registered Public Accounting Firm’s Fees

The following table summarizes the fees of Ernst & Young LLP, our Independent Registered Public Accounting Firm, billed to us for each of the last two fiscal years for audit and other services. For the 2021 audit period, audit fees include an estimate of amounts not yet billed. None of the fees described in the following table were approved using the “de minimis exception” under SEC rules.

	December 31,
	2021	2020

Audit Fees	$3,930,544	$3,629,470

Audit-Related Fees	80,000	100,000

Tax Fees	46,625	27,266

Total	$4,057,169	$3,756,736

Audit Fees. Audit fees consist of fees for the audit of our consolidated financial statements and other professional services provided in connection with statutory and regulatory filings or engagements, along with fees in connection with financing transactions.

Audit-related Fees. Audit-related fees consist of fees for assurance and related services that are reasonably related to the performance of the audit, the review of our financial statements and acquisition-related services, which are not reported under “Audit Fees.”

Tax Fees. Tax fees consist of fees for tax compliance, tax advice and tax planning services. Tax compliance services, which relate to preparation of tax returns and claims for refunds, accounted for none of the total tax fees billed in 2020. Tax advice and tax planning services relate to assistance with tax credit and deduction studies and calculations and tax advice related to acquisitions and dispositions, including audit support.

Pre-Approval Policies and Procedures

Our Audit Committee has adopted policies and procedures relating to the approval of all audit and non-audit services that are to be performed by our Independent Registered Public Accounting Firm. These policies generally provide that we will not engage our Independent Registered Public Accounting Firm to render audit or non-audit services unless the service is specifically approved in advance by the audit committee or the engagement is entered into pursuant to the pre-approval procedures described below.

From time to time, our Audit Committee may pre-approve specified types of services that are expected to be provided to us by our Independent Registered Public Accounting Firm during the next 12 months. Any such pre-approval is detailed as to the particular service or type of services to be provided and is also generally subject to a maximum dollar amount. The pre-approval of certain services may be delegated to one or more of the Audit Committee’s members, but the decision must be reported to the full Audit Committee at its next scheduled meeting.

EMERGENT BIOSOLUTIONS INC. | 2022 Notice and Proxy 29

Proposals to be Voted on at the Annual Meeting

Proposal 3 – Advisory Vote to Approve Executive Compensation

Our Board has determined to provide our stockholders the opportunity to vote each year to approve, on an advisory basis, the compensation of our named executive officers, as disclosed in this proxy statement.

Our executive compensation programs are designed to attract, motivate, and retain executive officers, who are critical to our success. Under these programs, our named executive officers are rewarded for the achievement of our near-term and longer-term financial and strategic goals and for driving corporate financial performance and stability. The programs contain elements of cash and equity-based compensation and are designed to align the interests of our executives with those of our stockholders.

The “Executive Compensation” section of this proxy statement beginning on page 33, including “Compensation Discussion and Analysis” beginning on page 34, describes in detail our executive compensation programs and the decisions made by the compensation committee and the Board with respect to 2021. Highlights of our executive compensation program include the following:

1.	Pay should be linked to performance;

2.	Compensation opportunities should be competitive with relevant peer companies;

3.	The equity compensation program should align executive interests with those of stockholders; and

4.	Supplemental benefits and perquisites should be limited and used selectively in specific circumstances to attract and retain executives.

As we describe in the “Compensation Discussion and Analysis” section of this proxy statement, our executive compensation program embodies a pay-for-performance philosophy that supports our business strategy and aligns the interests of our executives with those of our stockholders. Our Board believes this link between compensation and the achievement of our near- and long-term business goals has helped drive our performance over time. At the same time, we believe our program does not encourage excessive risk-taking by management and that our compensation policies and practices are not reasonably likely to have a material adverse effect on us.

Pursuant to Section 14A of the Exchange Act, our Board is asking stockholders to approve, on an advisory basis, the following resolution:

RESOLVED, that the compensation paid to Emergent BioSolutions Inc.’s named executive officers, as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the compensation discussion and analysis, the compensation tables and any related narrative discussions disclosed in this proxy statement, is hereby approved on an advisory basis.

As an advisory vote, this proposal is not binding. Although the vote is non-binding, our compensation committee and Board value the opinions expressed by our stockholders in their vote on this proposal and will consider the outcome of the vote when making future compensation decisions for our executive officers.

Vote Required and Board Recommendation

Approval of the advisory vote on executive compensation requires the affirmative vote of the majority of the votes cast on the matter at the annual meeting. If you own shares through a bank, broker or other holder of record, you must instruct your bank, broker or other holder of record how to vote on this proposal for your shares to be counted on this proposal. Abstentions and broker non-votes will have no effect on the outcome of the matter.

The Board of Directors recommends a vote “FOR” the approval, on an advisory basis, of the compensation of our named executive officers.

30 EMERGENT BIOSOLUTIONS INC. | 2022 Notice and Proxy

IDENTIFICATION OF EXECUTIVE OFFICERS

Set forth below is information regarding the positions, ages and business experience of each of our current executive officers.

Name	Age	Position

Robert Kramer	64	President, Chief Executive Officer and Director

Richard Lindahl	58	Executive Vice President, Chief Financial Officer and Treasurer

Adam Havey	51	Executive Vice President and Chief Operating Officer

Jennifer Fox	49	Executive Vice President, External Affairs, General Counsel and Corporate Secretary

Coleen Glessner	51	Executive Vice President, Quality and Ethics and Compliance

Atul Saran	48	Executive Vice President and Chief Strategy and Development Officer

Katherine Strei	60	Executive Vice President, Human Resources and Chief Human Resources Officer

Robert Kramer. For more information about Mr. Kramer, please see his biography under the caption “Directors and Nominees.”

Richard Lindahl. Mr. Lindahl was appointed as our executive vice president, chief financial officer and treasurer in March 2018. Mr. Lindahl has more than two decades of financial leadership experience. Prior to joining us, Mr. Lindahl served as chief financial officer of CEB Inc., a best practice insight and technology company, from May 2009 until April 2017 and as its principal accounting officer until July 2015. At CEB, Mr. Lindahl was responsible for managing finance strategy and operations, tax and investor relations initiatives, overseeing the corporate real estate, facilities and procurement functions and serving as chair of its investments and acquisitions committee. From 2006 until 2008, Mr. Lindahl served as senior vice president and treasurer of Sprint Nextel Corporation and from 2005 to 2006, he served as vice president and treasurer of Sprint Nextel. From 1997 until 2005, Mr. Lindahl served in various positions at Nextel Communications, Inc., including as treasurer and in financial planning and analysis roles. Prior to joining Nextel, from 1995 until 1997, Mr. Lindahl held the position of vice president, finance at Pocket Communications, Inc. Before 1995, Mr. Lindahl held various positions at MCI Communications Corp., Deloitte & Touche LLP, and Casher Associates, Inc. Mr. Lindahl earned an M.B.A. from the Darden School at the University of Virginia and a B.A. in computer science from Dartmouth College.

Adam Havey. Mr. Havey joined us in 2003 and has served as our executive vice president and chief operating officer since June 2021. Previously, he was executive vice president, business operations from April 2017 to June 2021. He also previously served as executive vice president and president, biodefense division from March 2011 to March 2017. Prior to that, Mr. Havey held various roles, including president of Emergent Biodefense Operations Lansing LLC from January 2009 to February 2011, vice president of business operations from November 2007 to December 2008, and senior director of manufacturing development from June 2006 to November 2007. Prior to joining us, Mr. Havey served in product development for Eli Lilly. He received a B.S. degree in chemical engineering from Michigan State University.

Jennifer Fox. Ms. Fox has served as our Executive Vice President, External Affairs, General Counsel and Corporate Secretary since March 2022. Prior to assuming her current role, she served as our Senior Vice President, Legal Affairs, Deputy General Counsel from January 2020 to February 2022 and as our Vice President, Associate General Counsel from December 2018 to December 2019. Before joining Emergent, Ms. Fox was a patent attorney and Shareholder at Brinks Gilson & Lione from October 2011 to December 2018, and previously an in-house attorney for Novozymes and GSK. Prior to her legal career, she worked as a research scientist at the National Institutes of Health and GSK. Ms. Fox received her Juris Doctor from North Carolina Central University. She also received a Master in Science in molecular biology and biochemistry from the University of Toledo.

Coleen Glessner. Ms. Glessner has served as Executive Vice President, Quality and Ethics and Compliance since March 2022. Prior to joining Emergent, she held multiple positions at Alexion Pharmaceuticals, Inc. including Senior Vice President, Chief Quality Officer from January 2017 to August 2021 and Vice President, Head of R&D Quality and Compliance from July 2015 to December 2016. Ms. Glessner also spent approximately 15 years in various roles at Pfizer Inc. Ms. Glessner received a Masters of Business Administration from the Massachusetts Institute of Technology and a Bachelor of Science in Biology from the University of Pittsburgh.

EMERGENT BIOSOLUTIONS INC. | 2022 Notice and Proxy 31

Identification of Executive Officers

Atul Saran. Mr. Saran has served as executive vice president and chief strategy and development officer since March 2022. Prior to that, Mr. Saran served as executive vice president, corporate development, external affairs and general counsel from July 2021 to February 2022. Mr. Saran served as executive vice president, corporate development and general counsel from May 2017 to July 2021 and was appointed as corporate secretary in July 2017 (a position he held until February 2022). He also assumed responsibility for the ethics and compliance function from July 2019 to March 2022. Prior to joining Emergent, Mr. Saran served as senior vice president and general counsel at MacroGenics, Inc., from April 2014 to May 2017. Previously, Mr. Saran served in various leadership roles at AstraZeneca plc (“AstraZeneca”), and MedImmune, LLC (“MedImmune”), from 2003 through 2014, including vice president, corporate development and ventures at AstraZeneca and chairman of the MedImmune Ventures investment committee from May 2013 to January 2014; senior vice president, corporate development and ventures from January 2011 to May 2013; and positions of increasing responsibility in the MedImmune legal department from 2003 through 2010, culminating as vice president and deputy general counsel. Before his time at MedImmune, Mr. Saran was an associate attorney in the business and finance group at Hogan & Hartson LLP. Mr. Saran previously served on the boards of directors for VentiRx Pharmaceuticals, Inc., Xencor, Inc., Inotek Pharmaceuticals, Inc. and Arriva Pharmaceuticals, Inc. Mr. Saran holds a J.D. from the University of Illinois College of Law, an M.B.A. from the MIT Sloan School of Management and a B.S. in Biological Sciences from Stanford University.

Katherine Strei. Ms. Strei serves as our executive vice president, human resources and chief human resources officer. Ms. Strei joined us in January 2016 and has served as executive vice president, human resources and chief human resources officer since April 2017. She previously served as senior vice president and chief human resources officer from January 2016 to March 2017. She led our corporate communications group from March 2018 until July 2021. Prior to joining us, Ms. Strei was an independent consultant, specializing in leadership and organization development from February 2014 to January 2016. Ms. Strei has extensive experience in human resource leadership roles, having previously served as vice president of global leadership and organization development at MedImmune from June 2005 to January 2014, director of executive development at the Federal National Mortgage Association from May 1999 to May 2005, and program director, director of training, as well as corporate manager for ManorCare Health Services from August 1992 to May 1999. Ms. Strei received a B.A. in Sociology from Lawrence University and an M.S. in Organization Development from American University/NTL Institute. Ms. Strei also holds a certificate for Leadership Coaching from Georgetown University.

32 EMERGENT BIOSOLUTIONS INC. | 2022 Notice and Proxy

EXECUTIVE COMPENSATION

Executive Compensation Processes

The compensation committee has implemented an annual review program for our executive officers under which it determines annual salary increases, annual cash bonus amounts and annual equity awards granted to our executive officers. Our chief executive officer and executive vice president of human resources prepare compensation recommendations regarding the compensation of each of our executive officers, other than the former executive chairman of the board and the chief executive officer, and present these recommendations to the compensation committee for approval. The compensation committee evaluates the overall performance of the chief executive officer and the other executive officers other than the former executive chairman based on achievement of corporate goals and objectives, achievement of individual goals, performance of job responsibilities and demonstration of behavioral competencies. The compensation committee then makes individual compensation decisions for the chief executive officer and the executive officers, other than the former executive chairman, based on these evaluations and competitive market data. The compensation committee previously evaluated the overall performance of the former executive chairman based on performance of job responsibilities and made compensation decisions for the former executive chairman based on this evaluation and competitive market data for comparable executive positions.

Our chief executive officer, chief financial officer, chief operating officer and executive vice president of human resources have the authority to grant stock options and RSUs to employees under the Emergent BioSolutions Inc. Stock Incentive Plan. However, neither our chief executive officer nor any other officer has authority to grant stock options or RSUs: (i) to himself or herself; (ii) to any other director, executive officer, officer or other person whose compensation is determined by the compensation committee; or (iii) to any person whom the Board or the compensation committee may from time to time designate in writing.

EMERGENT BIOSOLUTIONS INC. | 2022 Notice and Proxy 33

COMPENSATION DISCUSSION AND ANALYSIS

This section of our proxy statement provides our stockholders and other stakeholders with information about our executive compensation programs, decisions, and associated governance for our Named Executive Officers (NEOs) in 2021.

Named Executive Officers Title as of December 31, 2021

Fuad El-Hibri(1)

Executive Chairman of the Board of Directors

Robert Kramer

President, Chief Executive Officer and Director

Richard Lindahl

EVP, Chief Financial Officer and Treasurer

Adam Havey(2)

EVP and Chief Operating Officer

Atul Saran(3)

EVP, Corporate Development, General Counsel and Corporate Secretary

(1)	Mr. El-Hibri retired as Executive Chairman effective April 1, 2022.

(2)	Mr. Havey’s role was expanded from EVP, Business Operations, effective July 26, 2021.

(3)	Mr. Saran was promoted to EVP, Chief Strategy and Development Officer, effective March 1, 2022.

34 EMERGENT BIOSOLUTIONS INC. | 2022 Notice and Proxy

Executive Compensation

EXECUTIVE SUMMARY

Year in Review

Our performance in 2021 demonstrated our resilience and continued focus on delivering meaningful outcomes for patients, against a broader macro environment that continued to be impacted by the Covid-19 pandemic, and despite challenges associated with our Bayview facility. Key accomplishments for the year included the following:

○	Supplied more than 130 million dose-equivalents of the AstraZeneca and Johnson & Johnson Covid-19 vaccine for use around the world;
○

Realized more than $600 million in government contract options exercised in the second half of 2021, including for our smallpox vaccine, ACAM2000, and our next generation anthrax vaccine candidate, AV7909;

○	Initiated the rolling Biologics License Application submission for AV7909 and the pivotal Phase 3 clinical trial for our single-dose Chikungunya virus VLP vaccine candidate;
○	Secured more than $400 million in new business for our CDMO services business;
○

Delivered more than five million units of NARCAN Nasal Spray – the equivalent of more than 10 million doses–while continuing our work to support those at risk of an opioid overdose, including increased advocacy to expand access to naloxone;

○	Reorganized our operating structure to focus on customers and markets, resulting in three business lines: Government - Medical Countermeasures, Commercial and Services - CDMO; and
○	Aligned our Research and Development function to enhance the delivery of our pipeline, which includes clinical and pre-clinical stage programs.

These achievements translated into record revenues of almost $1.8 billion, $518 million in Adjusted EBITDA, Adjusted Net Income of $325.7 million, and significant operating cash flow for 2021, continuing our progress towards our 2024 financial goals. Below is a graphical illustration, which compares our 2021 total revenues, 2021 Adjusted EBITDA and 2021 Adjusted Net Income against the same key financial performance metrics for fiscal 2020.

Key Financial Metrics FY21 versus FY20 ($ million)

Notes: (1) Adjusted EBITDA reflects net income excluding the impact of depreciation, amortization, interest expense and income taxes, excluding specified items that can be highly variable and the non-cash impact of certain accounting adjustments. (2) Adjusted Net Income reflects net income excluding the impact of certain non-cash, one-time or non-recurring expenses.

Alignment of Pay with Performance

While robust, these achievements fell short of the expectations we had at the start of 2021. Reflecting our commitment to aligning pay and performance, this resulted in the following:

○

Below target outcomes for annual cash incentive awards. Our corporate performance factor was scored at 75% of target, with actual annual incentives earned by eligible NEOs ranging from 75%-79% of their respective target after the incorporation of individual performance achievements.

○

2019-2021 PSUs vested above target. The performance stock unit (PSU) awards granted in 2019 concluded their three-year performance period on December 31, 2021. Adjusted Net Income Margin was determined to be 18.17%, resulting in a 2019 PSU payout factor of 136.14%.

○

Outstanding equity is valued below target. Reflecting our stock price at the end of 2021, recent equity awards have had an economic value lower than their grant date fair value, and in particular as it relates to stock options with no intrinsic value.

EMERGENT BIOSOLUTIONS INC. | 2022 Notice and Proxy 35

Executive Compensation

As a result of the financial, operational and stock price performance described above, actual compensation for 2021 was less than target. For Mr. Kramer, actual compensation,(1) illustrated below, was worth approximately 41% of his target.

CEO Target versus Actual Direct Compensation in 2021(1)(2)

Notes: (1) Actual direct compensation reflects bonus earned in respect of 2021 performance, and the intrinsic value of equity awards made in 2021 valued at our closing year-end stock price of $43.47, with PSUs valued assuming target performance achievement. (2) Amounts designated in thousands.

This demonstrates that our programs continue to align NEO’s experiences with those of our stockholders and provide a forward-looking incentive to deliver underlying performance that drives sustainable increases in our stock value.

2021 Compensation at a Glance

The Compensation Committee approves the target compensation levels, mix and design for our executive officers. Our executive compensation program in 2021 was generally consistent with the prior year, comprising the following target direct compensation (base salary, target annual cash incentive, target annual equity value) approved effective January 1, 2021.

Former Executive Chairman Target Direct Compensation – $3,375,000

70% at-risk pay, subject to our compensation recoupment policy.

30% Base Salary	70% Equity Incentives

	50% Stock Options	50% RSUs
○ Options and RSUs vest in three equal annual installments over a three-year period.

CEO Target Direct Compensation – 7,800,000

87% at-risk pay, subject to our compensation recoupment policy.

13% Base Salary	15% Annual Incentive	72% Equity Incentives

	100% Cash	25% PSUs	50% Stock Options	25% RSUs
	Based on corporate (100%) performance	○ PSUs based on three-year cumulative Adjusted EBITDA as a percentage of GAAP revenue. ○ Options and RSUs vest in three equal annual installments over a three-year period.

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Other NEO Target Direct Compensation (average) – $2,288,000 to $2,420,000

76% at-risk pay, subject to our compensation recoupment policy.

24% Base Salary	16% Annual Incentive	61% Equity Incentives

	100% Cash	25% PSUs	50% Stock Options	25% RSUs
	Based on corporate (90%) and individual (10%) performance	○ PSUs based on three-year cumulative Adjusted EBITDA as a percentage of GAAP revenue. ○ Options and RSUs vest in three equal annual installments over a three-year period.

Looking to 2022

At our 2021 annual meeting of stockholders, approximately 96% of votes were cast in favor of our say-on-pay resolution, indicating widespread support for our executive compensation framework. The Compensation Committee considered this outcome, along with its own view that our framework continues to reflect our compensation philosophy and principles, in determining that it would remain broadly consistent in 2022. In particular:

○	Base salaries would increase by 3.25% – 3.60%, reflecting merit adjustments and consideration of up-to-date market data.
○

Annual cash incentive opportunities would be unchanged, with payouts earned based on a combination of corporate and individual performance goals weighted 90% and 10% respectively, other than for Mr. Kramer whose annual cash incentive will continue to be based solely on our corporate performance. Corporate performance would continue to reflect a combination of financial and operational priorities for the year.

○

Annual equity awards would increase by 0% – 25%, reflecting consideration of a combination of factors including shifting market dynamics, increased role scope, and level of contribution. Annual equity awards would continue to be delivered in a combination of PSUs (25%), stock options (50%) and RSUs (25%) with the same vesting profile as awards made in 2021. PSUs will continue to vest subject to cumulative three-year Adjusted EBITDA as a percentage of GAAP revenue performance relative to the approved goals.

As a result of these changes, Mr. Kramer’s 2022 target direct compensation (base salary, target bonus and target equity value) increased by 0.92% relative to 2021. Increases for NEOs other than Mr. El-Hibri, whose target direct compensation was reduced in connection with his retirement, ranged from 5.45% – 16.70%.

In light of the prevailing market conditions, notably cross-industry challenges to retain key personnel, the Committee evaluated the retention risks for the NEOs in light of the need for business continuity and improved company performance in future years. Following that review, the Compensation Committee approved additional one-time equity awards for all NEOs, except Mr. El-Hibri, which were granted on March 1, 2022. These one-time awards, which are more fully described under the heading “2022 Compensation Structure – Additional Equity Awards,” ranged from approximately 15% of the 2022 equity grant value for the CEO to 70-75% of the annual grant value for the other NEOs.

To maximize alignment with stockholders’ interests, Mr. Kramer’s award was made in the form of 100% PSUs, subject to the same cumulative three-year Adjusted EBITDA as a percentage of GAAP revenue goals that apply to the PSUs granted in 2022. Factoring in this award, Mr. Kramer’s total direct compensation for 2022 was positioned less than 4% above the midpoint of the market-median competitive range. Awards to the other NEOs were made as a mix of PSUs and RSUs, and the RSUs will vest, subject to continued service on the second anniversary of grant. Such awards are subject to the Emergent clawback policy.

The Compensation Committee made these decisions holistically with due consideration of multiple factors and focused on the best interests of our stockholders. Our compensation program continues to emphasize equity-based compensation and pay for performance.

EMERGENT BIOSOLUTIONS INC. | 2022 Notice and Proxy 37

Executive Compensation

COMPENSATION DESIGN

Compensation Philosophy

At Emergent, our mission is to protect and enhance life. We provide solutions for complex and urgent public health threats through a portfolio of vaccines and therapeutics that we develop and manufacture for governments and consumers. We also offer a range of integrated contract development and manufacturing services for pharmaceutical and biotechnology customers. To be successful, we need to attract and retain top talent who embrace this vision to support our growth strategy in alignment with the long-term interests of our stockholders.

Our compensation philosophy informs the decisions made by the Compensation Committee, and our executive compensation programs are based on four key principles that embody this philosophy.

Our Compensation Philosophy

○   Supports a pay-for-performance culture

○   Focuses on achieving well-articulated goals

○   Demonstrates leadership values

○   Provides market-competitive compensation

○   Focuses on attracting and retaining top talent

○   Rewards individual contributions

○   Employs disciplined use of equity

Principle	How we achieve this at Emergent BioSolutions

Pay should be linked to performance.	✓	A significant portion of each NEO’s compensation is variable.
	✓	On average 77% of NEO target direct compensation is based on performance, delivered in the form of either annual cash bonuses or equity awards.(1)

Equity compensation should align executive interests with those of stockholders.	✓	Equity compensation is awarded in a mix of PSUs, stock options and RSUs to all NEOs other than the Former Executive Chairman, who received stock options and RSUs.
	✓	PSUs align rewards to underlying corporate performance and our stock price performance.
	✓	Stock options align rewards with sustained stock price appreciation.
	✓	RSUs align rewards to stock price performance and aid in executive retention.

Compensation opportunities should be competitive with relevant peer companies.	✓	Overall compensation is targeted within a range of the competitive market median.
	✓	Compensation peer groups reflect the industries we compete with for executive talent and take into account revenues, market capitalization, net income, headcount, and research & development expense.

Supplemental benefits and perquisites should be limited and used selectively in specific circumstances to attract and retain executives.	✓	Executives participate in broad-based benefits that are generally available to all employees.
	✓	Any supplemental benefits or perquisites are considered on a case-by-case basis.
	✓	No NEO received supplemental benefits or perquisites in 2021.

Notes. (1) Average weighting of the target annual cash and equity incentives in all NEOs’ 2021 target compensation packages.

Strategic Alignment

Our 2020 – 2024 Corporate Growth Strategy is a five-year plan that focuses on five pillars and associated 2024 Financial and Operational Goals. These goals and the executives’ progress towards their achievement is considered by the Compensation Committee in designing incentive compensation, setting performance goals, and assessing performance at year-end.

2020–2024 Corporate Growth Strategy Pillars	Execute core business	Growth through M&A	Strengthen R&D portfolio	Build scalable capabilities	Evolve culture

2024 Financial and Operational Goals	Generate total revenue > $2B	Achieve adjusted EBITDA margin of 27% - 30%	Expand and build scalable leadership positions across current and new global public health threat market	Invest in capabilities, innovation, and operational excellence

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How our Financial and Operational Goals align with our executive incentive design

✓ Annual cash incentive program includes revenue and adjusted EBITDA metrics, with performance goals that contemplate progress towards our 2024 goals.

✓ Annual cash incentive program also includes operational goals that are updated annually to reflect near-term priorities that will contribute to the achievement of our 2024 goals. For 2021, these include goals related to meeting or exceeding customer expectations through delivery of quality products; clinical pipeline development; acquisition success; and employee engagement.

✓ PSUs have been subject to a cumulative adjusted EBITDA performance goal since the launch of our Corporate Growth Strategy in 2020.

✓ Time-vested equity typically vests over three years, with stock options granted with a seven-year term.

Compensation Framework

The following table summarizes the core elements of the executive compensation program in operation during 2021.

	Target Compensation Mix(1)		Key Features
Pay Component	Exec Chair	Other NEOs
Base Salary Provide compensation that is competitive.		CEO – 13% Others – 24%

✓ Reflect a role and its scope of responsibility, and the experience, time in role, expertise, and future potential of the role-holder.

✓ Increases consider individual performance as well as overall company performance more broadly.

✓ Generally, within a competitive range of the 50th percentile informed by the factors noted above.

Annual Cash Incentive Provide performance-based, short-term cash compensation relative to the achievement of pre-set objectives.		CEO – 15% Others – 16%

✓ Former Executive Chairman did not participate.

✓ Based on corporate performance for the CEO, and a combination of corporate (90%) and individual (10%) performance for the other participating NEOs.

✓ Payouts can range from 0% – 150% of target.

✓ Bonus targets generally set with reference to the market 50th percentile as well as internal relativities, where appropriate.

Equity Incentives Provide awards that align the interests of our executives with those of our stockholders over the long term.		CEO – 72% Others – 61%

✓ Granted in a combination of stock options (50%) and RSUs (50%) for the Former Executive Chairman, and PSUs (25%), stock options (50%) and RSUs (25%) for all other NEOs.

✓ PSUs based on three-year cumulative Adjusted EBITDA as a percentage of GAAP revenue.

✓ Stock options and RSUs typically vest in three equal annual installments over a three-year period.

✓ Stock options subject to a seven-year term.

Retirement and Health and Welfare Benefits Promote healthiness and financial readiness for retirement.	—	—	✓ Executives participate in programs on the same basis as other employees. ✓ Benefits include health insurance, life and disability insurance, dental insurance and a 401(k) plan.

(1)	Data based on 2021 target compensation values. Other NEOs is the average all of the NEOs other than the Former Executive Chairman.

EMERGENT BIOSOLUTIONS INC. | 2022 Notice and Proxy 39

Executive Compensation

Compensation Policies and Practices

In furtherance of good governance, there are a number of policies and practices applicable to NEOs that we embrace.

What We Do		What We Don’t Do
At Emergent We...		At Emergent We Have...
✓	Pay for performance.	×	No single-trigger vesting of equity on a change-in-control.
✓	Deliver the majority of executive compensation in at-risk, performance-based pay.	×	No tax gross-ups in connection with change-in-control severance payments and benefits.
✓	Maintain a robust compensation recoupment policy.	×	No backdating or repricing of options.
✓	Require meaningful stock ownership through defined guidelines.	×	No payment of dividends or dividend equivalents unless equity awards are earned and/or vested.
✓	Conduct regular market benchmarking against reasonable peers.
✓	Maintain payout caps on variable compensation.	×	No short sales or other individual hedging transactions.
✓	Conduct an annual risk assessment of compensation programs.	×	No employment agreements with executive officers.
✓	Operate double-trigger change in control provisions.	×	No excessive perquisites or benefits.
✓	Retain an independent compensation consultant.	×	No equity grants below 100% of fair market value.

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COMPENSATION GOVERNANCE

Role of the Compensation Committee

The purpose of the Compensation Committee is to oversee the discharge of the responsibilities of the Board relating to compensation of the company’s executive officers, and comprises four independent directors, chaired by Dr. Sullivan. The Compensation Committee met seven times during 2021.

The core duties of the Compensation Committee include:

○	Evaluating the performance of and determining compensation for the Chief Executive Officer and, formerly, the Executive Chairman.
○	Evaluating the performance of other executive officers.
○	Reviewing compensation recommendations prepared by the Chief Executive Officer and executive vice president of human resources for other executive officers.
○	Overseeing our incentive plans, including approving performance goals and objectives applicable to executive officers, and the employee stock purchase plan.
○	Reviewing and discussing this Compensation Discussion and Analysis of executive compensation and the Compensation Committee Report.
○	Overseeing compensation risk management.
○	Staying abreast of emerging market trends and regulatory/legislative developments and evaluating the potential impact on broader compensation policies/programs, as appropriate.

Role of Advisors

The Compensation Committee has the authority to retain compensation consultants and other outside advisors to assist in the evaluation of executive officer compensation. During 2021, the Compensation Committee retained WTW (formerly known as Willis Towers Watson) as an independent outside compensation consultant, which has been WTW’s role with the Compensation Committee for the last several years. In this capacity, WTW was invited to provide advice on market compensation practices, programs, and policies; provide competitive compensation data; review compensation-related recommendations from management; and assist with the implementation of various compensation decisions. Furthermore, WTW, frequently meets with management to gain input on objectives with respect to executive compensation in order to assist the Compensation Committee in its deliberations.

The Compensation Committee reviews independence annually, in accordance with SEC requirements, to understand any relationships between WTW and Emergent. Following an assessment in 2021, the Compensation Committee determined that WTW’s work had not raised a conflict of interest and that WTW is an independent compensation advisor to the Compensation Committee and the company.

Stockholder Engagement

Our Board of Directors and Compensation Committee recognize the importance of receiving regular input from our stockholders on important issues, including our executive compensation program. Our annual non-binding advisory vote on executive compensation provides an opportunity for all of our stockholders to have a regular say-on-pay, the results of which are considered by the Compensation Committee. Consistent with prior years, we received high levels of support with approximately 96% of votes cast in favor of our 2021 say-on-pay resolution. The Compensation Committee considered this outcome a positive reinforcement of our framework, which informed discussions on our 2022 executive compensation framework which remains largely unchanged.

Use of Market Data

The Compensation Committee reviews compensation levels and program design at comparable companies as part of its decision-making process so it can set total compensation levels that it believes are competitive and aligned with performance. Several peer groups are utilized to ensure high quality, relevant and reliable competitive market data that supports informed decision-making. The Compensation Committee generally sets NEO target total direct compensation to be competitive within this context, taking into consideration the scope of job responsibilities, individual performance, experience, internal pay equity and other relevant factors.	Our Compensation Peer Groups ○ Reviewed annually ○ Dual perspective (proxy and survey data) ○ Relevant industry representation ○ Appropriate relative size ○ Inform decision-making

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Executive Compensation

Peer Group	Overview	Selection Criteria(1)
Proxy Peer Group	Publicly disclosed, line-by-line compensation data specific to the NEO population, limited to data reported externally by peer companies.

○  U.S.-based publicly traded companies;

○  Pharmaceutical, biotechnology healthcare equipment(2) and life sciences tools and services(3) industry classifications;

○  Relevant financial metrics: revenues between $750 million and $4.5 billion; market capitalization between $1.9 billion and $11.5 billion; positive net income; research & development expense between 5%-25% of revenue;

○  Headcount (full-time) of 1,100 to 6,600; and

○  Additional judgement lenses include, for example, assessing business mix relevance and international footprint.

Survey Peer Groups	Broader competitive data limited to survey participants from a combination of WTW’s Pharmaceutical and Health Sciences survey and Radford’s Global Life Sciences survey.

○  Participants in two industry-relevant surveys by reputable providers;

○  Independent and publicly traded companies;

○  Radford peer group comprises companies with commercial biopharma, medical devices and diagnostics, or contract research / manufacturing industry classifications, with revenues between $500 million – $5 billion;

○  WTW peer group comprises companies with pharmaceutical, biotechnology, and healthcare equipment and supplies industry classifications, with revenues between $100 million and $4.5 billion; and

○  Broader non-industry data may be referenced if peer specific data is not available.

Notes. (1) Selection criteria are broadly consistent year-over-year, but financial criteria ranges are typically updated to reflect changes in Emergent’s size. (2) Healthcare equipment companies include manufacturers of health care equipment and devices, including medical instruments, drug delivery systems, cardiovascular and orthopedic devices, and diagnostic equipment. (3) Life sciences tools and services companies include companies enabling drug discovery, development, and a production continuum through the provision of analytical tools, instruments, consumables and supplies, clinical trial services and contract research services (primarily servicing the pharmaceutical and biotechnology industries).

The following companies were included in the Proxy Peer Group to inform 2021 compensation decisions.

New Additions for 2021	Retained for 2021	Removals for 2021
○ Bio-Rad Laboratories, Inc.; ○ Horizon Therapeutics plc; ○ Incyte Corporation; ○ Ionis Pharmaceuticals, Inc.; ○ PRA Health Sciences, Inc.; and ○ Varian Medical Systems, Inc.

1.  Alkermes plc;

2.  Amneal Pharmaceuticals, Inc.;

3.  Amphastar Pharmaceuticals, Inc.;

4.  Bio-Techne Corporation;

5.  Bruker Corporation;

6.  Catalent, Inc.;

7.  Exelixis, Inc.;

8.  Globus Medical, Inc.;

9.  Integra LifeSciences Holdings Corporation;

10. Jazz Pharmaceuticals plc;

11. Masimo Corporation;

12. NuVasive, Inc.;

13. OPKO Health, Inc.; and

14. United Therapeutics Corporation.

○ Akorn, Inc; ○ Cambrex Corporation; ○ Myriad Genetics, Inc.; and ○ Supernus Pharmaceuticals, Inc.

○  Twenty-company peer group to ensure sufficient robustness of data.

○  At the time of approval Emergent ranked at the 57th percentile on revenue, 81st percentile on net income, 54th percentile on R&D expense as a percentage of revenue, the 39th percentile on spot market capitalization, the 23rd percentile on trailing twelve-month market capitalization and the 46th percentile on headcount.

○  Companies that were added met a majority of the financial/size screening criteria, were relevant from a business standpoint and resulted in Emergent being appropriately positioned relative to the 50th percentile.

○ Companies were removed due to (i) being taken private (Cambrex Corporation) or (ii) no longer meeting sufficient criteria for inclusion and no longer deemed relevant for comparison (all others).

On reviewing the market data, the Compensation Committee determined that each NEO was appropriately positioned relative to the competitive market ranges following the approved changes for 2021. As it relates to the CEO, the Compensation Committee adopted a

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Executive Compensation

phased approach to moving Mr. Kramer’s compensation within a range of the 50th percentile following his appointment to the role in April 2019. For 2021, Mr. Kramer’s target direct compensation was positioned at the lower end of the market-median competitive range.

In November 2021, the Compensation Committee approved the Proxy Peer Group that would be used to inform 2022 compensation decisions. Two companies, PRA Health Sciences and Varian Medical Systems, were taken private and as such were removed. No other changes were made and the revised 18-company peer group remained sufficiently robust, and the limited changes provide stability year-on-year.

Former Executive Chairman Compensation Approach

Given the role of Executive Chairman is not as common either among identified peers or more broadly in the market and compensation can vary dramatically by incumbent, the Compensation Committee primarily focuses on internal parity with the broader executive team and data for comparable roles to the extent it is available. This, along with consideration of factors such as level of involvement, scope of responsibilities, founder status, equity held and tenure, collectively inform decision-making on target compensation opportunities.

Compensation and Risk

The company maintains a number of policies intended to reflect our compensation philosophy of demonstrating leadership values and more broadly aligning executives’ interests with those of our stockholders. The key terms of these policies are summarized below.

Stock Ownership Requirements

We continue to believe it is important for directors and executives to have an equity stake in our company to help align their interests with those of our stockholders. Guidelines are periodically reviewed and were last increased in 2020.

Minimum Executive Guidelines	○ Chief Executive Officer: Five-times base salary(1) ○ Other Executive Officers: Two-times base salary
Minimum Board Member Guidelines	○ Five times Board annual retainer fees(2)
Period to Comply	○ Five-year from becoming a covered person under the policy
Counted Equity Interests	○ Stock owned outright by the officer ○ Unvested and vested RSUs
Retention Requirement	○ Retention of 50% of the after-tax shares received upon the vesting of RSUs or exercise of stock options granted by Emergent until the time the applicable minimum guideline is met

(1)	Only applies if the Chief Executive Officer is also a member of the Board of Directors.

(2)	Annual retainer fees exclude meeting fees, committee retainers, committee chair retainers and lead independent director retainers (if applicable).

As of March 31, 2022, all Executive Officers and members of the Board of Directors were in compliance with their respective guidelines (where required).

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Executive Compensation

Compensation Recovery Policy

We have adopted a compensation recovery policy that is intended to encourage sound risk management and drive individual accountability, reflecting our commitment to leadership values as part of our compensation philosophy.

Covered Employees	○ Current and former Section 16 officers.
Covered Compensation

○  Compensation previously awarded up to three years preceding the date on which the Board of Directors determines that reimbursement is required.

○  Compensation includes:

○   Bonus, equity awards or incentive compensation previously awarded;

○   Unvested, restricted, or deferred equity awards previously granted;

○   Profits realized on the sale of certain securities; and

○   Any other compensation covered by Section 304 of the Sarbanes-Oxley Act.

Covered Events

○  Financial results that were achieved or operating metrics that were satisfied as a result of fraudulent or illegal conduct;

○  Certain restatements of our financial results are required due to material noncompliance with financial reporting requirements; and

○  Intentional misconduct that contributed in any material way to improper accounting or incorrect financial data resulting in a restatement of our financial results.

Board Authority	○ Determining whether a covered event has happened, and if so, by whom; and ○ Determining whether to pursue a recoupment.

Insider Trading Policy

Our Insider Trading Policy prohibits our directors and executive officers from entering into derivative transactions such as puts, calls, or short sales of our common stock (commonly referred to as hedging), among many other actions. Advance approval is required by the General Counsel if any director or executive officer wishes to pledge Emergent securities or hold Emergent securities in a margin account. We provide training and distribute periodic reminders to our directors and executive officers regarding this policy.

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Executive Compensation

2021 COMPENSATION DECISIONS AND OUTCOMES

Base Salary

The Compensation Committee approved the following annual base salaries effective January 1, 2021.

Role	2021 Base Salary	2020 Base Salary	Increase

Fuad El-Hibri	$1,135,000	$1,085,677	4.5%

Robert Kramer	$1,000,000	$ 875,014	14.0%

Richard Lindahl	$ 575,000	$ 550,014	5.0%

Adam Havey	$ 555,000	$ 530,005	5.0%

Atul Saran	$ 555,000	$ 530,005	5.0%

Changes for Messrs. El-Hibri, Lindahl, Havey and Saran reflected merit adjustments. Mr. Kramer’s increase was a combination of a merit and market adjustment, given the Compensation Committee’s deliberate phasing of increases following Mr. Kramer’s promotion to President and Chief Executive Officer. Salaries continue to be positioned within a competitive range of the applicable market data, or as it relates to our Former Executive Chairman, within the context of the broader factors considered as described above.

Annual Cash Incentives

The annual bonus plan provides the Compensation Committee with the authority to award cash incentives to executive officers that are intended to motivate and compensate for the achievement of strategic, financial, operational and, with effect for 2021, individual performance objectives during the year.

		[				]
Target Annual Cash Incentive Award	x		Corporate Performance (90% - 100%)	+	Individual Performance (0% - 10%)		=	Actual Annual Cash Incentive Award

The amount payable under this plan is reviewed and approved by the Compensation Committee each year. For threshold performance a bonus of 50% of target is earned, and for maximum performance a bonus of 150% of target is earned. The Compensation Committee approved the following target opportunities for 2021, which are set with reference to the 50th percentile of applicable market data:

Role(1)	2021 Target Cash Incentive (% of Salary)	Corporate Performance Weighting	Individual Performance Weighting

Robert Kramer	120%	100%	0%

Richard Lindahl	60%	90%	10%

Adam Havey	60%	90%	10%

Atul Saran	60%	90%	10%

Notes. (1) Mr. El-Hibri is not listed given that he does not receive an annual cash incentive.

EMERGENT BIOSOLUTIONS INC. | 2022 Notice and Proxy 45

Executive Compensation

The Compensation Committee met in the first quarter of 2022 to assess corporate and individual performance in order to approve annual cash incentive awards to be paid in March 2022. Like other companies in our industry, rather than adopting a formulaic scorecard, judgement is applied in assessing performance against a number of objectives with reference to (i) annual corporate goals, (ii) the corporate operating plan goals and (iii) other general considerations. Performance is assessed against each objective and a rating is assigned indicating the extent to which goals were or were not met. The Compensation Committee can then apply judgement, taking into account broader performance considerations in determining a final corporate factor. The following table summarizes the outcome in respect of 2021 corporate performance.

Corporate Objective	Not Met	Below	Met	Exceeded	Significantly Exceeded

Supply quality drug substance and drug product for COVID-19 vaccines and therapeutics meeting or exceeding customer expectations.		●

Continue advancement of clinical pipeline programs to obtain approval of these products as planned and support growth from fiscal 2024 onward.				●

Execute one transaction that aligns to our 2024 strategic objectives and expands our core product, pipeline and/or service offerings.		●

Sustain improvements achieved in 2020 on Employee Engagement and improve 2020 baseline for the Gallup inclusion index.	●

Execute budgeted plan to achieve revenue of $2.110 billion.		●

Execute budgeted plan to achieve adjusted EBITDA of $834 million.		●

Additional considerations:

The Compensation Committee also considered broader key achievements, as well as disappointments, across our broader operations to the extent they were not contemplated in the corporate objectives set at the start of 2021. Performance was considered in four key areas: (1) patients / customers (excluding Covid-19); (2) Covid-19 pandemic efforts; (3) employee and talent; and (4) financial / governance.

Among the achievements considered, the Compensation Committee noted:

✓  We worked resiliently and through our core (non-Covid-19) operations and protected and enhanced over 135 million lives in 2021;

✓  Expanded access for NARCAN Nasal Spray, delivering millions of units, resulting in achieved revenue materially above budget;

✓  Executed over $600 million in option exercises and contract modifications for Medical Countermeasure products;

✓  Secured more than $400 million of new contract value for the Contract Development and Manufacturing services business;

✓  Worked through challenges in the first quarter related to Covid-19 vaccine production at the Bayview facility, working collaboratively with the U.S. Food and Drug Administration and Johnson & Johnson, resulting in manufacturing resuming in the second quarter and secured a multi-year development and manufacturing agreement with Providence Therapeutics for its mRNA COVID-19 vaccine candidate;

✓  Successfully navigated challenging talent markets with higher-than-normal turnover, while managing to extend over 850 offers with an acceptance rate of over 80%;

✓  Launched our company-wide Diversity Equity & Inclusion (DEI) Strategy;

✓  Identified and implemented cost savings initiatives; and

✓  Developed an Environmental Social and Governance (ESG) analytical framework and published our inaugural ESG report.

As a result of the above achievements and performance relative to the formal corporate objectives, the Compensation Committee approved an overall Corporate Score at 75% of target for all participants.

Corporate Performance Score	75%

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In respect of individual performance for those NEOs with an individual performance component in their annual cash incentive, which accounts for 10% of the overall outcome, the Compensation Committee considered the following achievements.

Role	Key Achievements
Richard Lindahl

○  Leadership of Finance and IT organizations, successfully addressing internal and external challenges, serving as the primary company representative to our financial stakeholders.

○  Successfully delivered our inaugural ESG report.

Adam Havey

○  Leadership of Commercial, Government, Services and R&D, successfully addressing internal and external challenges, and serving as a core primary representative with our government and customer/partner stakeholders.

○  Delivered the company-wide Covid-19 response.

Atul Saran

○  Leadership of our three major functional areas (corporate development, legal, and ethics and compliance), successfully addressing internal and external challenges.

○  Developed a corporate strategy for the Ethics & Compliance function and oversaw execution against 2021 priorities and development of 2022 priorities.

In aggregate, these achievements resulted in the Compensation Committee approving the following awards:

Role	Corporate Score (% of Target)	Individual Score (% of Target)	2021 Actual Cash Incentive	Actual Cash Incentive (% of Target)

Robert Kramer	75%	n/a	$900,000	75%

Richard Lindahl	75%	115%	$272,550	79%

Adam Havey	75%	110%	$261,405	79%

Atul Saran	75%	100%	$258,075	78%

Equity Incentives

Equity incentives are granted as a combination of PSUs, stock options and RSUs, and represent the largest proportion of an NEOs’ target compensation. Target opportunities are determined using a combination of the survey data and peer proxy data, as applicable with reference to market median, but actual grants may be positioned above or below based on any number of factors, including role scope and criticality, individual performance and broader market dynamics. The Compensation Committee reviews all components of each executive’s compensation when determining equity awards to ensure that an executive’s total compensation conforms to our overall philosophy and objectives. The Compensation Committee may also consider the value of previously granted equity awards although this, or existing levels of ownership, which will not necessarily cause the Compensation Committee to forego making, or reducing the amount of, any future award.

The Compensation Committee approved the following target opportunities for 2021, with an equity mix consistent with last year.

		Equity Mix
Role	2021 Target Opportunity(1)	PSUs	Stock Options	RSUs

Fuad El-Hibri	$2,600,000	0%	50%	50%

Robert Kramer	$5,600,000	25%	50%	25%

Richard Lindahl	$1,500,000	25%	50%	25%

Adam Havey	$1,400,000	25%	50%	25%

Atul Saran	$1,400,000	25%	50%	25%

Notes. (1) The value shown in the Summary Compensation Table is the actual grant value and can differ from target opportunities due to the impact of accounting valuations. The actual number of each type of equity granted is based on the closing price of our common stock on the NYSE one day prior to the date of grant.

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Executive Compensation

Each equity compensation type serves a distinct purpose with respect to our compensation philosophy and principles, as summarized below.

Equity Type	Purpose	Key Features
PSUs	○ Align executives’ interests with the long-term interests of our stockholders; ○ Link pay to performance over a period of three-years; and ○ Link pay to formally articulated goals.

○  The eventual number of PSUs earned is based on Adjusted EBITDA as a percentage of GAAP revenue on a cumulative basis over a three-year period;

○  Performance at threshold results in 50% of the PSUs being earned, increasing to 150% for maximum performance; no payout is awarded for performance below threshold;

○  Subject to continued service requirements, including either active employment or continued service as a consultant on the date that the Compensation Committee certifies performance; and

○  Any dividend equivalent payments are only paid after completion of the performance period and commensurate with the level of payout.

Stock Options	○ Align executives’ interests with the long-term interests of our stockholders; and ○ Reward for increases in stock price above the exercise price.

○  Exercise price equal to the fair market value of our common stock on the date of grant (defined as the closing sales price of our common stock on the NYSE on the trading day immediately preceding the date of grant);

○  Seven-year term; and

○  Vest in three equal annual installments beginning on the day prior to the one-year anniversary of the date of grant.

RSUs	○ Align executives’ interests with the long-term interests of our stockholders; and ○ Enhance retention when declines in stock price diminish the retentive or incentivizing effects of stock options.	○ Vest in three equal annual installments beginning on the day prior to the one-year anniversary of the date of grant.

We generally make an equity grant in the month following the hire date for new executives and in the month following the date of executive promotions. If circumstances warrant, we also may make equity grants at various other points throughout the year. The Compensation Committee approves all awards to executive officers, while our Chief Executive Officer, Chief Financial Officer, Chief Operating Officer and Executive Vice President of Human Relations have been authorized to approve awards to eligible employees other than executive officers.

Performance Stock Units

Since 2017, the Compensation Committee has utilized PSUs as a means to further align executives’ long-term interests with those of our stockholders, and link pay to multi-year performance objectives of strategic importance. For awards since 2020, performance goals have been based on cumulative adjusted EBITDA as a percentage of GAAP revenue, reflecting our focus on Adjusted EBITDA performance as a key profitability metric as part of the 2020-2024 strategic plan. Prior to that, performance was based on final year Adjusted Net Income as a percentage of GAAP revenue.

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Accordingly, the PSUs granted in 2019 vested this year based upon the company’s achievement of a specific target of Adjusted Net Income1 as a percentage of total Revenue2 for the 2021 calendar year (Adjusted Net Income Margin), as certified by the Compensation Committee in February 2022. The table below discloses the potential range of performance objective targets under the 2019 PSUs (Threshold, Target and Maximum), the final level of achievement and the ultimate payout factor.

Performance Ranges and Final Outcome Under 2019 PSUs
Performance Measure	Performance Objective Targets			Final Level of Achievement	Final 2019 PSU Payout Factor
	Threshold (50% Vests)	Target (100% Vests)	Maximum (150% Vests)

Adjusted Net Income Margin	13%	16%	19%	18.17%	136.14%

In addition, the table below reports the original number of shares granted under the 2019 PSUs as well as the number of pre-tax shares actually issued based upon the final level of achievement of Adjusted Net Income as a percentage of Total Revenue.

Role(1)	Number of PSUs Originally Granted (Target)	Number of Shares Issued (Pre-Tax)

Robert Kramer	11,801	16,065

Richard Lindahl	5,081	6,917

Adam Havey	5,081	6,917

Atul Saran	5,081	6,917

Notes. (1) Mr. El-Hibri is not listed given he does not receive PSUs.

Benefits

We maintain broad-based benefits that are generally available to all employees in which the executives are eligible to participate on the same basis as other employees as summarized below.

Benefit	Eligible	Key Features
Health & Welfare Insurance Benefits	All employees	✓ Executives are eligible to participate on the same basis as other employees. ✓ Includes health insurance, life and disability insurance and dental insurance.
401(k) Plan	All employees

✓  Executives are eligible to participate on the same basis as other employees.

✓  Matching contribution of 50% of elective deferrals for the year, up to 6% of the participant’s eligible compensation, subject to IRS limitations.

✓  Matching contribution is fully and immediately vested.

Severance and Change in Control

We provide severance and change of control arrangements to select employees, including our NEOs, which are reflected in our Second Amended and Restated Senior Management Severance Plan, effective July 16, 2015. The plan provides for payments and benefits as a result of involuntary termination without cause or termination of employment in particular circumstances in connection with a change of control. The purpose is to ensure ongoing retention of key executives when considering potential transactions that may create uncertainty as to their future employment.

Severance payments are expressed as a multiple of base salary and target bonus. Multiples range from 1.25 to 2.00 depending on an executive’s role and increase to 2.00 or 2.50 for a termination on a change-in-control. Other entitlements are also stipulated, including payment of unpaid base salary, earned but unpaid annual bonus, accrued paid time-off and a pro-rata target annual bonus for the year of termination. There are also provisions related to benefits continuation and equity treatment. Detailed information can be found in the ‘Executive Compensation – Payments Upon Termination or Change of Control’ section of this proxy statement.

[1]

“Adjusted Net Income” is defined as net income, determined in accordance with Generally Accepted Accounting Principles (GAAP), excluding acquisition-related costs (transaction and integration), non-cash amortization charges, exit and disposal costs, and the impact of purchase accounting on inventory step-up (all of which exclusions shall be tax-effected utilizing the statutory U.S. federal income tax rate) and the impact of material changes in the U.S. federal income tax rate subsequent to the first year of the Performance Period.

[2]	“Revenue” is defined as revenue, determined in accordance with GAAP.

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2022 COMPENSATION STRUCTURE

Target Direct Compensation

Having reviewed the results of our 2021 say-on-pay vote while maintaining the view that our compensation framework continues to reflect our compensation philosophy and principles, in February 2022 the Compensation Committee determined that a broadly consistent executive compensation framework would remain in operation for 2022. In particular:

○

Annual cash incentives would be based on a combination of corporate and individual performance weighted 90% and 10% respectively, other than for Mr. Kramer whose annual cash incentive will continue to be based solely on Emergent’s corporate performance. Corporate performance will continue to reflect financial and operational priorities for the year.

○

Annual equity awards would be delivered in combination of PSUs (25%), stock options (50%) and RSUs (25%) with the same vesting profile as awards made in 2021. PSUs will continue to vest subject to cumulative three-year Adjusted EBITDA as a percentage of GAAP revenue performance relative to the approved goals.

The Compensation Committee also reviewed market data prepared by the independent consultant, WTW, and as a result approved the following changes to NEO target direct compensation effective January 1, 2022.

Role	Base Salary	Target Annual Cash Incentive	Target Annual Equity Incentive	Target Direct Compensation	Change vs. 2021

Fuad El-Hibri(1)	$1,171,900	N/A	N/A	$1,171,900	-68.62%

Robert Kramer	$1,032,500	120%	$5,600,000	$7,871,500	+0.92%

Richard Lindahl	$ 595,000	60%	$1,600,000	$2,552,000	+5.45%

Adam Havey	$ 575,000	60%	$1,750,000	$2,670,000	+16.70%

Atul Saran(2)	$ 575,000	60%	$1,600,000	$2,520,000	+10.14%

Notes. (1) Mr. El-Hibri’s reduction reflects the fact that he is not receiving annual equity grant in 2022 due to his retirement effective April 1, 2022. Mr. El-Hibri’s salary reflects an annual amount. (2) Mr. Saran’s target direct compensation reflects his March 1, 2022 appointment as EVP and Chief Strategy and Development Officer.

Salary increases reflect merit adjustments that range from 3.25% – 3.60% and target bonuses, as a percentage of salary, are unchanged relative to 2021. Mr. Kramer’s annual equity incentive was unchanged for 2022, resulting in a modest aggregate increase of 0.92% to his target direct compensation. For the other NEOs, other than Mr. El-Hibri who will not receive an award in 2022 due to his retirement effective April 1, 2022, target equity incentive values were increased by 6.67% – 25%. These increases reflect consideration of a combination of factors including shifting market dynamics, increased role scope, and level of contribution. On reviewing the market data, the Compensation Committee determined that each NEO was appropriately positioned relative to the competitive market ranges following the approved changes for 2022. For 2022, Mr. Kramer’s target direct compensation was slightly below the midpoint of the market-median competitive range.

Additional Equity Awards

In light of the prevailing market conditions, notably cross-industry challenges to retaining key personnel, the Compensation Committee evaluated the retention risks for the NEOs in light of the need for business continuity and improved company performance in future years. Following that review, the Compensation Committee approved the additional one-time equity awards below.

		Equity Mix
Role	2022 Additional Equity Award(1)	PSUs	RSUs

Robert Kramer	$ 900,000	100%	0%

Richard Lindahl	$1,200,000	25%	75%

Adam Havey	$1,200,000	25%	75%

Atul Saran	$1,200,000	25%	75%
Notes. (1) Approved value of awards made on March 1, 2022.

To maximize alignment with stockholders’ interests, Mr. Kramer’s award was made in the form of PSUs, subject to the same cumulative three-year Adjusted EBITDA as a percentage of GAAP revenue goals that apply to the annual 2022 PSUs. Factoring in this award, Mr. Kramer’s total direct compensation for 2022 was positioned less than 4% above the midpoint of the market-median competitive range. Awards to the other NEOs who received awards were made as a mix of PSUs and RSUs, and the RSUs will vest, subject to continued service on the second anniversary of grant. Awards are subject to the Emergent clawback policy.

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Executive Compensation

ADDITIONAL INFORMATION

Tax and Accounting Considerations

Sections 280G and 4999 of the Internal Revenue Code of 1986, as amended (the Code) impose certain adverse tax consequences on compensation treated as excess parachute payments. An executive is treated as having received excess parachute payments if such executive receives compensatory payments or benefits that are contingent on a change-in-control, and the aggregate amount of such payments and benefits equals or exceeds three times the executive’s base amount (which is generally such executive’s average compensation from us over the five years prior to the change-of-control). The portion of the payments and benefits in excess of one-times base amount is treated as excess parachute payments and are subject to a 20% excise tax, in addition to any applicable federal income and employment taxes. Also, our compensation deduction in respect of the executive’s excess parachute payments is disallowed. If we were to undergo a change-of-control, certain amounts received by our executives (for example, certain severance payments and amounts attributable to the accelerated vesting of stock options, RSUs and PSUs) could be excess parachute payments under Sections 280G and 4999 of the Code. As discussed below under “Payments Upon Termination or Change of Control” we do not provide executive officers with tax gross up payments in the event that Sections 280G and 4999 apply to their compensatory payments.

Compensation Committee Report

The information contained in this report shall not be deemed to be “soliciting material” or “filed” with the SEC or subject to the liabilities of Section 18 of the Securities Exchange Act of 1934, except to the extent that Emergent BioSolutions Inc. specifically incorporates it by reference into a document filed under the Securities Act of 1933 or the Securities Exchange Act of 1934.

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management. Based on this review and discussion, the Compensation Committee has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

By the Compensation Committee of the Board of Directors of Emergent BioSolutions Inc.

Jerome M. Hauer, Ph.D.

General George A. Joulwan

Louis W. Sullivan, M.D., Chair

Kathryn Zoon, Ph.D.

Compensation Committee Interlocks and Insider Participation

No member of the Compensation Committee was at any time during 2021, or formerly, an officer or employee of the company or any of our direct or indirect subsidiaries, and no member of the Compensation Committee had any relationship with us during 2021 requiring disclosure under Item 404 of Regulation S-K. In addition, none of the members of the Compensation Committee has or had any relationship with us during fiscal 2021 that requires disclosure in accordance with the applicable rules of the SEC relating to Compensation Committee interlocks and insider participation.

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Executive Compensation

2021 Summary Compensation Table

The following table sets forth information for the fiscal years ended December 31, 2021, 2020 and 2019 regarding the compensation of our chief executive officer, chief financial officer, and our three other most highly compensated executive officers in the fiscal year ended December 31, 2021. We refer to these individuals throughout this proxy statement as our “named executive officers.”

Name and Principal Position	Year	Salary(1)	Stock Awards(2)	Option Awards(3)	Non-equity Incentive Plan Compensation(4)	All Other Compensation(5)	Total

Fuad El-Hibri Former Executive Chairman of the Board of Directors	2021	1,190,867	1,300,072	1,020,779	$—	4,259	3,515,977
	2020	1,192,202	1,200,046	815,051	$—	6,185	3,213,484
	2019	1,131,577	1,099,949	773,813	$—	4,723	3,010,062

Robert Kramer(6) President, Chief Executive Officer and Director	2021	1,026,924	2,800,026	2,198,742	900,000	6,385	6,932,076
	2020	893,860	2,050,007	1,392,416	1,225,020	8,675	5,569,978
	2019	678,021	1,439,958	1,012,999	557,108	5,735	3,693,821

Richard Lindahl Executive Vice President, Chief Financial Officer and Treasurer	2021	577,357	750,070	588,908	272,550	8,700	2,197,585
	2020	549,390	749,998	509,425	462,012	10,475	2,281,300
	2019	514,826	619,984	436,154	297,429	9,104	1,877,497

Adam Havey(7) Executive Vice President and Chief Operating Officer	2021	574,270	700,054	549,630	261,405	7,425	2,092,783
	2020	546,507	700,047	475,413	445,204	8,357	2,175,528
	2019	484,120	619,984	436,154	279,579	25,530	1,845,367

Atul Saran Executive Vice President and Chief Strategy and and Development Officer	2021	553,885	700,054	549,630	258,075	8,700	2,070,344
	2020	528,803	700,047	475,413	445,204	9,565	2,159,032
	2019	503,774	619,984	436,154	293,567	9,500	1,862,979

(1)	Includes amounts deferred at the direction of the NEO to our 401(k) plan over 26 pay periods and amounts paid to such executive officer for accrued and unused paid time off.

(2)

The amounts included in the “Stock Awards” column reflect the grant date fair value of RSU awards and PSU awards granted to the NEOs in the fiscal years indicated, calculated in accordance with SEC rules. For 2021, compensation included in Stock Awards included the following amounts for PSUs for Mr. Kramer, Mr. Lindahl, Mr. Havey and Mr. Saran, respectively: $1,400,013, $375,082, $350,027, and $350,027, which amounts represent the company’s best estimate for probable outcome at the time of grant. The maximum value that these grants could vest at for Mr. Kramer, Mr. Lindahl, Mr. Havey and Mr. Saran, respectively is: $2,100,019, $562,623, $525,040, and $525,040. For a discussion of our valuation assumptions, see Note 2 and Note 10 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2021.

(3)

The amounts in the “Option Awards” column reflect grant date fair value of stock option awards granted to the NEOs in the fiscal years indicated, calculated in accordance with SEC rules. For a discussion of our valuation assumptions, see Note 2 and Note 10 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2021.

(4)

The amounts reported in the “Non-Equity Incentive Plan Compensation” column reflect the amounts earned by the NEOs under the company’s Annual Bonus Plan for Executive Officers. Please see the “Annual Cash Incentives” discussion in the “Compensation Discussion and Analysis” section of the proxy statement. In certain prior years, these amounts were disclosed under the heading “Bonus” but have always represented non-equity incentive plan compensation under the Annual Bonus Plan for Executive Officers.

(5)

For 2021 and 2020, this amount represents 401(k) plan matching contributions and life insurance premiums. For 2019, this amount also includes the payment of $17,913 to Mr. Havey for unused vacation time, consistent with prior company policy.

(6)	Mr. Kramer previously held the positions of executive vice president and chief operating officer from March 2018 to March 2019.

(7)	Mr. Havey previously held the position of executive vice president, business operations from April 2017 to July 2021.

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Executive Compensation

Employment Agreements/Separation Arrangements

During fiscal 2021, none of our NEOs had an employment agreement with us.

During fiscal 2021, each of our NEOs was eligible for severance benefits pursuant to the Senior Management Severance Plan for the entire year, as summarized under “— Payments Upon Termination or Change of Control.”

On an annual basis, the compensation committee determines salary increases, cash bonus amounts and equity awards for our NEOs. In addition, the compensation committee determines target annual cash bonuses as a percentage of each NEO’s annual base salary. We do not have any formal or informal policy for the amount of executive salary and bonus in proportion to total compensation.

Pay Ratio Disclosure

In August 2015, the SEC adopted a rule requiring disclosure of the ratio of the chief executive officer’s annual total compensation to the total annual compensation of the median employee.

In determining the median employee, a list of all full-time and part-time employees, exclusive of Mr. Kramer, was prepared based on active employees included in the company’s payroll system as of December 31, 2021. Salaries and wages were annualized for those employees who were not employed for the full year of 2021. Salaries and wages were ranked from lowest to highest, and the compensation (base pay, plus bonus) of the median employee was selected from the list. The total annual compensation of the median employee was then calculated in the same manner as the total compensation disclosed for Mr. Kramer.

The ratio of compensation of our chief executive officer to the median employee’s compensation is as follows:

Annual total compensation of Robert Kramer, Chief Executive Officer	$6,932,076

Annual total compensation of the median employee(1)	$110,416

Ratio of Chief Executive Officer to median employee compensation	63:1

(1)	Annual total compensation of the median employee consisted of base pay, bonus (paid in 2022, but earned in 2021) and 401(k) match (where applicable).

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Executive Compensation

2021 Grants of Plan-Based Awards

The following table sets forth information regarding each grant of an award made to each NEO during the fiscal year ended December 31, 2021, under any plan, contract, authorization or arrangement pursuant to which cash, securities, similar instruments or other property may be received.

		Estimated Future Payouts Under Equity Incentive Plan Awards
Name	Grant Date	Threshold	Target	Maximum	Number of Shares of Stock or Units(1)	Number of Securities Underlying Options(2)	Exercise Price of Option Awards ($/sh)(3)	Closing Price of Option Awards on date of Grant ($/sh)(4)	Grant Date Fair Value of Stock and Option Awards(5)

Fuad El-Hibri	2/24/2021	—	—	—	13,906	—	$—	$—	1,300,072

	2/24/2021	—	—	—	—	27,808	93.49	98.80	1,020,779

Robert Kramer	2/24/2021	7,488	14,975	22,463	—	—	$—	$—	1,400,013
	2/24/2021	—	—	—	14,975	—	$—	$—	1,400,013

	2/24/2021	—	—	—	—	59,898	93.49	98.80	2,198,742

Richard Lindahl	2/24/2021	2,006	4,012	6,018	—	—	$—	$—	375,082
	2/24/2021	—	—	—	4,011	—	$—	$—	374,988

	2/24/2021	—	—	—	—	16,043	93.49	98.80	588,908

Adam Havey	2/24/2021	1,872	3,744	5,616	—	—	$—	$—	350,027

	2/24/2021	—	—	—	3,744	—	$—	$—	350,027

	2/24/2021	—	—	—	—	14,973	93.49	98.80	549,630

Atul Saran	2/24/2021	1,872	3,744	5,616	—	—	$—	$—	350,027

	2/24/2021	—	—	—	3,744	—	$—	$—	350,027

	2/24/2021	—	—	—	—	14,973	93.49	98.80	549,630

1.	Represents shares of common stock underlying an RSU award.

2.	Represents shares of common stock issuable upon exercise of stock options.

3.	Represents the closing sales price of our common stock on the NYSE on the trading day immediately preceding the date of grant.

4.	Represents the closing sales price of our common stock on the NYSE on the date of grant.

5.

The amounts in the “Grant Date Fair Value of Stock and Option Awards” column reflect the grant date fair value of each equity award calculated in accordance with SEC rules. For a discussion of our valuation assumptions, see Note 2 and Note 10 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2021.

In 2021, equity awards granted to our NEOs were granted under the Emergent BioSolutions Inc. Stock Incentive Plan. Each option and RSU grant vests in three equal installments on the day prior to the first, second and third annual anniversaries of the grant date and each option has a term of seven years. All stock options have an exercise price equal to the closing sale price per share of our common stock on the NYSE on the trading day immediately preceding the date of grant. Under the terms of the agreements governing the RSU awards granted to our named executive officers in 2021, each named executive officer is entitled to receive, at the time of the issuance of any shares upon vesting of the applicable RSU award, an amount of cash equal to the aggregate amount of all dividends paid by us between the date of grant and the issuance of such shares, if any. The PSUs granted to NEOs in fiscal year 2019 resulted in the issuance of a number of shares (and cash equal to the aggregate amount of dividends paid by us between the grant date and the date of issuance of such shares, in each case with respect to the number of shares that vest under the PSUs based on the level of achievement of the performance goals) based on the level of achievement with respect to adjusted net income as a percentage of total GAAP revenue for the 2021 fiscal year. The PSUs granted to NEOs in fiscal years 2020 through 2022 result in the issuance of a number of

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shares (and cash equal to the aggregate amount of dividends paid by us between the grant date and the date of issuance of such shares, in each case with respect to the number of shares that vest under the PSUs based on the level of achievement of the performance goals) based on the level of achievement with respect to Adjusted EBITDA as a percentage of GAAP revenue on a cumulative basis over the trailing three year period. Achievement of the threshold performance objective, target performance objective and maximum performance objective results in a share (and corresponding cash relating to dividends paid by the company between the grant date and the date of issuance of shares) payout of 50%, 100% and 150% of the target number of shares, respectively. Performance below the 50% threshold will result in no payout. For further details regarding our PSU grants, including those made after December 31, 2021, please see the section of this proxy statement titled “Compensation, Discussion and Analysis”.

2021 Option Exercises and Stock Awards Vested

The following table sets forth information regarding the exercise of stock options and the vesting of RSU awards during the fiscal year ended December 31, 2021, for each of the NEOs on an aggregate basis.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise(1)	Number of Shares Acquired on Vest	Value Realized on Vest(2)

Fuad El-Hibri	—	$—	18,950	$1,817,162

Robert Kramer	88,555	$7,597,381	21,526	$2,322,156

Adam Havey	37,279	$2,176,858	12,825	$1,437,669

Atul Saran	—	$—	13,333	$1,497,935

Richard Lindahl	—	$—	13,396	$1,413,364

(1)

The amounts in the “Value Realized on Exercise” column are calculated based on the difference between the closing market price per share of our common stock on the date of exercise and the exercise price per share of the applicable stock option.

(2)	The amounts in the “Value Realized on Vest” column are calculated based on the closing market price per share of our common stock on the date prior to vest.

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Executive Compensation

2021 Outstanding Equity Awards At Fiscal Year End

The following table sets forth information regarding unexercised stock options, unvested RSUs and unvested PSUs outstanding as of December 31, 2021 for each of the NEOs.

	Option Awards					Stock Awards
	Number of Securities Underlying Unexercised Equity Awards
Name	Exercisable	Unexercisable		Option Award Exercise Price	Option Award Expiration Date	Unvested Restricted Stock Unit Awards		Market Value Unvested Restricted Stock Unit Awards		Unvested Performance Stock Unit Awards		Market Value Unvested Performance Stock Unit Awards

Fuad El-Hibri	58,318	—		$30.86	2/28/2023	—		$—		—		$—

	58,747	—		$30.63	2/27/2024	—		$—		—		$—

	38,577	—		$49.64	2/26/2025	—		$—		—		$—

	24,012	12,041	(1)	$61.01	2/25/2026	—		$—		—		$—

	13,020	26,041	(2)	$61.44	2/24/2027	—		$—		—		$—

	—	27,808	(3)	$93.49	2/23/2028	—		$—		—		$—

	—	—		$—	—	6,009	(4)	$261,211	(7)	—		$—

	—	—		$—	—	13,021	(5)	$566,023	(7)	—		$—

	—	—		$—	—	13,906	(6)	$604,494	(7)	—		$—

Robert Kramer	19,638	—		$30.63	2/27/2024	—		$—		—		$—

	23,670	—		$49.64	2/26/2025	—		$—		—		$—

	2,586	—		$48.33	5/7/2025	—		$—		—		$—

	31,434	15,763	(1)	$61.01	2/25/2026	—		$—		—		$—

	22,222	44,509	(2)	$61.44	2/24/2027	—		$—		—		$—

	—	59,898	(3)	$93.49	2/23/2028	—		$—		—		$—

	—	—		$—	—	3,933	(4)	$170,968	(7)	—		$—

	—	—		$—	—	11,122	(5)	$483,473	(7)	—		$—

	—	—		$—	—	14,975	(6)	$650,963	(7)	—		$—

	—	—		$—	—	—		$—		11,801	(8)	$512,989	(10)

	—	—		$—	—	—		$—		16,683	(9)	$725,210	(10)

	—	—		$—	—	—		$—		14,975	(9)	$650,963	(10)

Richard Lindahl	19,963	—		$48.33	5/7/2025	—		$—		—		$—

	13,534	6,787	(1)	$61.01	2/25/2026	—		$—		—		$—

	8,130	16,284	(2)	$61.44	2/24/2027	—		$—		—		$—

	—	16,043	(3)	$93.49	2/23/2028	—		$—		—		$—

	—	—		$—	—	1,693	(4)	$73,595	(7)	—		$—

	—	—		$—	—	4,068	(5)	$176,836	(7)	—		$—

	—	—		$—	—	4,011	(6)	$174,358	(7)	—		$—

	—	—		$—	—	—		$—		5,081	(8)	$220,871	(10)

	—	—		$—	—	—		$—		6,104	(9)	$265,341	(10)

	—	—		$—	—	—		$—		4,012	(9)	$174,402	(10)

Adam Havey	13,534	6,787	(1)	$61.01	2/25/2026	—		$—		—		$—

	7,588	15,196	(2)	$61.44	2/24/2027	—		$—		—		$—

	—	14,973	(3)	$93.49	2/23/2028	—		$—		—		$—

	—	—		$—	—	1,693	(4)	$73,595	(7)	—		$—

	—	—		$—	—	3,798	(5)	$165,099	(7)	—		$—

	—	—		$—	—	3,744	(6)	$162,752	(7)	—		$—

	—	—		$—	—	—		$—		5,081	(8)	$220,871	(10)

	—	—		$—	—	—		$—		5,697	(9)	$247,649	(10)

	—	—		$—	—	—		$—		3,744	(9)	$162,752	(10)

56 EMERGENT BIOSOLUTIONS INC. | 2022 Notice and Proxy

Executive Compensation

	Option Awards					Stock Awards
	Number of Securities Underlying Unexercised Equity Awards
Name	Exercisable	Unexercisable		Option Award Exercise Price	Option Award Expiration Date	Unvested Restricted Stock Unit Awards		Market Value Unvested Restricted Stock Unit Awards		Unvested Performance Stock Unit Awards		Market Value Unvested Performance Stock Unit Awards

Atul Saran	20,083	—		$36.09	8/7/2024	—		$—		—		$—

	21,253	—		$49.64	2/26/2025	—		$—		—		$—

	13,534	6,787	(1)	$61.01	2/25/2026	—		$—		—		$—

	7,588	15,196	(2)	$61.44	2/24/2027	—		$—		—		$—

	—	14,973	(3)	$93.49	2/23/2028	—		$—		—		$—

	—	—		$—	—	1,693	(4)	$73,595	(7)	—		$—

	—	—		$—	—	3,798	(5)	$165,099	(7)	—		$—

	—	—		$—	—	3,744	(6)	$162,752	(7)	—		$—

	—	—		$—	—	—		$—		5,081	(8)	$220,871	(10)

	—	—		$—	—	—		$—		5,697	(9)	$247,649	(10)

	—	—		$—	—	—		$—		3,744	(9)	$162,752	(10)

(1)	The unexercisable portion of this stock option award vested on February 26, 2022.

(2)	Approximately one half of the unvested portion vested on February 24, 2022 and the remainder will vest on February 24, 2023.

(3)	Approximately one third of the unexercisable portion vested on February 23, 2022 and approximately one third of the unexercisable portion will vest on February 23, 2023 and 2024.

(4)	The unvested portion of this RSU award vested on February 26, 2022.

(5)	Approximately one half of the unvested portion of this RSU award vested on February 24, 2022 and the remainder will vest on February 24, 2023.

(6)	Approximately one third of this RSU award vested on February 23, 2022 and the remainder will vest on February 23, 2023 and 2024.

(7)	Represents the closing price of our common stock on December 31, 2021 multiplied by the number of shares underlying the unvested portion of the RSU award as of December 31, 2021.

(8)	This PSU award vested on February 22, 2022 at approximately 136% of the amount awarded.

(9)	The unvested portion of this PSU award will vest upon satisfaction of the underlying performance criteria of adjusted EBITDA as a percentage of revenue.

(10)	Represents the closing price of our common stock on December 31, 2021 multiplied by the number of shares underlying the unvested portion of the PSU award as of December 31, 2021.

EMERGENT BIOSOLUTIONS INC. | 2022 Notice and Proxy 57

Payments Upon Termination or Change of Control

Senior Management Severance Plan

Our compensation committee adopted the Senior Management Severance Plan for the benefit of employees with the title of executive chair, chief executive officer, president, executive vice president, senior vice president or vice president who have been designated to participate in the Senior Management Severance Plan by our Board or, with the authorization of our Board, by our chief executive officer. Our chief executive officer is authorized to designate the greater of 7% of the total number of our employees or 35 employees to be participants in the Senior Management Severance Plan at any particular time, on the basis of name, title, function or compensation level. Our chief executive officer will at all times be a participant under the Senior Management Severance Plan and shall have no less favorable rights under the Senior Management Severance Plan than any other participant. Each of the NEOs is currently a participant in the Senior Management Severance Plan.

For-cause terminations. If we terminate a participant’s employment with cause, as defined in the Senior Management Severance Plan, then the participant will not be entitled to receive any compensation, benefits or rights under the Senior Management Severance Plan, and any stock options or other equity participation benefits vested on or prior to the date of the termination, but not yet exercised, will immediately terminate.

Without-cause terminations. If we terminate a participant’s employment without cause, as defined in the Senior Management Severance Plan, the participant will be entitled to:

○	Any unpaid base salary and accrued paid time-off through the date of termination;
○	A pro-rata portion of the participant’s target annual bonus in respect of the year of termination;
○	Any bonus earned but unpaid as of the date of termination for any previously completed year;
○	Reimbursement for any unreimbursed expenses incurred by the participant prior to the date of termination;
○	An amount equal to a specified percentage of the participant’s annual base salary and target bonus, as indicated in the table below;
○	Employee and fringe benefits and perquisites, if any, to which the participant may be entitled as of the date of termination under our relevant plans, policies and programs; and
○

Continued eligibility for the participant and his or her eligible dependents to receive employee benefits (such as medical, dental, life insurance (not to exceed one year), and pension benefits), for a stated period following the participant’s date of termination as indicated in the table below, except when the provision of employee benefits would result in a duplication of benefits provided by any subsequent employer.

The following table sets forth the percentage of base salary and the stated period for continued employee benefits to which each of our NEOs was entitled to receive had we terminated the executive officer’s employment without cause on December 31, 2021.

Benefits for a Termination Without Cause
Name	Percentage of Annual Base Salary and Bonus	Stated Period for Continued Employee Benefits

Fuad El-Hibri	200%	none

Robert Kramer	150%	18 months

Richard Lindahl	125%	15 months

Adam Havey	125%	15 months

Atul Saran	125%	15 months

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Executive Compensation

The following table sets forth the amount of potential payments and value of benefits that each NEO would have received if we had terminated the executive officer’s employment without cause on December 31, 2021.

Termination without Cause
Name	Cash Payments(1)	Value of Benefits(2)	Value of Equity Awards

Fuad El-Hibri	2,270,000	—	—

Robert Kramer	3,300,000	41,254	—

Richard Lindahl	1,150,000	45,297	—

Adam Havey	1,110,000	46,033	—

Atul Saran	1,110,000	46,033	—

(1)

The amounts in this column represent the aggregate amount equal to the applicable specified percentage of the NEO’s annual base salary in effect on December 31, 2021, plus 100% of the NEO’s target annual bonus for 2021.

(2)	The amounts in this column reflect the estimated value of future premiums under our health and welfare benefit plans and life insurance program.

Change-of-control terminations. If we terminate a participant’s employment (i) without cause or a participant resigns for good reason, each as defined in the Senior Management Severance Plan, in each case within 18 months following a change of control, as defined in the Senior Management Severance Plan, or (ii) prior to a change of control at the request of a party involved in the change of control, or otherwise in connection with or in anticipation of a change of control, then the participant will be entitled to:

○	A cash lump sum equal to the sum of:
○	Any unpaid base salary and accrued paid time-off through the date of termination,
○	A pro-rata portion of the participant’s target annual bonus in respect of the year of termination,
○	Any bonus earned but unpaid as of the date of termination for any previously completed year,
○	Any unreimbursed expenses incurred by the participant prior to the date of termination, and
○	An amount equal to a specified percentage of the sum of the participant’s base salary and the participant’s target bonus, as indicated in the table below;
○	Employee and fringe benefits and perquisites, if any, to which the participant may be entitled as of the date of termination of employment under our relevant plans, policies and programs;
○

Any unvested stock options, stock appreciation rights, shares of restricted stock, RSUs and other stock-unit awards held by the participant that are outstanding on the date of termination will become fully vested as of that date. In addition, the period during which any stock options held by the participant that are outstanding on that date may be exercised shall be extended to a date that is the later of the 15th day of the third month following the termination date, or December 31 of the calendar year in which the stock option would otherwise have expired if the exercise period had not been extended, but not beyond the final date the stock option could have been exercised if the participant’s employment had not terminated, in each case based on the term of the option at the original grant date;

○

Continued eligibility for the participant and his or her eligible dependents to receive employee benefits (such as medical, dental, life insurance (not to exceed one year), and pension benefits), for a stated period following the participant’s date of termination as indicated in the table below, except when the provision of employee benefits would result in a duplication of benefits provided by any subsequent employer;

○

The retention for the maximum period permitted by applicable law of all rights the participant has to indemnification from us immediately prior to the change of control and the continuation throughout the period of any applicable statute of limitations of any director’s and officer’s liability insurance covering the participant immediately prior to the change of control; and

○

The advancement to the participant of all costs and expenses, including attorney’s fees and disbursements, incurred by the participant in connection with any legal proceedings that relate to the termination of employment or the interpretation or enforcement of any provision of the Senior Management Severance Plan, for which the participant will have no obligation to reimburse us if the participant prevails in the proceeding with respect to at least one material issue or the proceeding is settled.

EMERGENT BIOSOLUTIONS INC. | 2022 Notice and Proxy 59

Executive Compensation

The following table sets forth the percentage of base salary and bonus and the stated period for continued employee benefits to which each of our NEOs was entitled to receive under the circumstances described above in connection with a change of control on December 31, 2021.

Benefits for a Termination in Connection with a Change in Control
Name	Percentage of Annual Base Salary and Bonus	Stated Period for Continued Employee Benefits

Fuad El-Hibri	200%	none

Robert Kramer	250%	30 months

Richard Lindahl	200%	24 months

Adam Havey	200%	24 months

Atul Saran	200%	24 months

The following table sets forth the amount of potential payments and value of benefits that each NEO would have received if we had terminated the executive officer’s employment prior to or in connection with a change of control on December 31, 2021.

Termination Prior to or in Connection with a Change in Control
Name	Cash Payments(1)	Value of Benefits(2)	Value of Equity Awards(3)

Fuad El-Hibri	2,270,000	—	1,431,728

Robert Kramer	5,500,000	68,757	3,194,567

Richard Lindahl	1,840,000	72,476	1,085,402

Adam Havey	1,776,000	73,653	1,032,717

Atul Saran	1,776,000	73,653	1,032,717

1.

The amounts in this column represent the aggregate amount equal to the applicable specified percentage of the NEO’s annual base salary in effect on December 31, 2021, plus 100% of the NEO’s target annual bonus for 2021.

2.	The amounts in this column reflect the estimated value of future premiums under our health and welfare benefit plans and life insurance program.

3.

The amounts in this column reflect the value of accelerated vesting of stock options and RSUs. The value of accelerated vesting of stock options was calculated by multiplying the number of shares subject to accelerated vesting under outstanding stock options by the difference between $43.47, which was the closing market price per share of our common stock on December 31, 2021, and the per share exercise price of the applicable accelerated stock option. The value of accelerated vesting of RSUs was calculated by multiplying the number of shares subject to accelerated vesting under RSU grants by $43.47, which was the closing market price per share of our common stock on December 31, 2021. The value of accelerated vesting of PSUs was calculated by multiplying the number of shares subject to accelerated vesting under PSU grants by $43.47, which was the closing market price per share of our common stock on December 31, 2021, with an associated performance factor of 100%.

General provisions. All payments under the Senior Management Severance Plan will be reduced by any applicable taxes required by applicable law to be paid or withheld by us. If at the time a participant’s employment is terminated, the participant is a “specified employee” within the meaning of Section 409A of the Internal Revenue Code (“Section 409A”), then any payments to the participant that constitute non-qualified deferred compensation within the meaning of Section 409A will be delayed by a period of six months. All such payments that would have been made to the participant during the six-month period will be made in a lump sum on the date that is six months and one day following the date of termination, and all remaining payments will commence in the seventh month following the date of termination. Our Board or any committee thereof designated by our Board is authorized to administer the Senior Management Severance Plan and has authority to adopt, amend and repeal the administrative rules, guidelines and practices relating to the Senior Management Severance Plan as it deems advisable.

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Executive Compensation

As a condition to payment of any amounts under the Senior Management Severance Plan in connection with a termination without cause, the participant is required:

1.	For the same stated period during which we have agreed to provide continued employee benefits to the terminated employee (not to exceed one year), not to:

○	Induce, counsel, advise, solicit or encourage our employees to leave our employ or to accept employment with any other person or entity,
○

Induce, counsel, advise, solicit or encourage any person who we employed within six months prior to that time to accept employment with any person or entity besides us or hire or engage that person as an independent contractor,

○

Solicit, interfere with or endeavor to cause any of our customers, clients or business partners to cease or reduce its relationship with us or induce any such customer, client or business partner to breach any agreement that such customer, client or business partner may have with us, and

○	Engage in or have a financial interest in any business competing with us within any state, region or locality in which we are then doing business or marketing products;

2.

Upon reasonable notice and at our expense, to cooperate fully with any reasonable request that may be made by us in connection with any investigation, litigation or other similar activity to which we are or may be a party or may otherwise be involved and for which the participant may have relevant information; and

3.

To sign and deliver a suitable waiver and release under which the participant will release and discharge us from and on account of any and all claims that relate to or arise out of our employment relationship.

EMERGENT BIOSOLUTIONS INC. | 2022 Notice and Proxy 61

Executive Compensation

Equity Compensation Plan Information

The following table sets forth information as of December 31, 2021, regarding securities authorized for issuance under our equity compensation plans, consisting of the Emergent BioSolutions Inc. Stock Incentive Plan and the 2012 Employee Stock Purchase Plan. Both of our equity compensation plans were adopted with the approval of our stockholders.

Plan Category	Number of Securities to be Issued upon Exercise of Outstanding Options, Warrants, and Rights(a)	Weighted-Average Exercise Price of Outstanding Options, Warrants, and Rights(b)		Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))c(1)(2)

Equity compensation plans approved by stockholders (details below)				6,660,099

Stock options	1,222,105		$60.83	—

Restricted stock units	991,929	$	N/A	—

Performance based restricted stock units	103,615	$	N/A	—

Total	2,317,649			6,660,099

The total “Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans” includes 6,174,130 and 485,969 of equity available for issuance under the Emergent BioSolutions Inc. Stock Incentive Plan and our Employee Stock Purchase Plan, respectively. In addition to being available for future issuance upon exercise of stock options and vesting of RSU awards that have been or may be granted after December 31, 2021, the Emergent BioSolutions Inc. Stock Incentive Plan provides for the issuance of stock appreciation rights, restricted stock awards, PSU awards and other stock-based awards.

62 EMERGENT BIOSOLUTIONS INC. | 2022 Notice and Proxy

TRANSACTIONS WITH RELATED PERSONS

Policies and Procedures for Related Person Transactions

Our Board has adopted written policies and procedures for the review of any transaction, arrangement or relationship in which we are a participant, when the amount involved exceeds $120,000 and one of our executive officers, directors, director nominees or 5% stockholders (or their immediate family members), each of whom we refer to as a related person, has a direct or indirect material interest.

If a related person proposes to enter into such a transaction, arrangement or relationship, which we refer to as a related person transaction, the related person must report the proposed related person transaction to our general counsel. The policy calls for the proposed related person transaction to be reviewed and, if deemed appropriate, approved by the audit committee. Whenever practicable, the reporting, review and approval will occur prior to entry into the transaction. If advance review and approval is not practicable, the audit committee will review, and, in its discretion, may ratify the related person transaction. The policy also permits the chair of the audit committee to review and, if deemed appropriate, approve proposed related person transactions that arise between audit committee meetings, subject to ratification by the audit committee at its next meeting. Any related person transactions that are ongoing in nature are reviewed annually.

A related person transaction reviewed under the policy will be considered approved or ratified if it is authorized by the audit committee after full disclosure of the related person’s interest in the transaction. As appropriate for the circumstances, the audit committee will review and consider:

○	The related person’s interest in the related person transaction;
○	The approximate dollar value of the amount involved in the related person transaction;
○	The approximate dollar value of the amount of the related person’s interest in the transaction without regard to the amount of any profit or loss;
○	Whether the transaction was undertaken in the ordinary course of our business;
○	Whether the terms of the transaction are no less favorable to us than terms that could have been reached with an unrelated third party;
○	The purpose of, and the potential benefits to us of, the transaction; and
○

Any other information regarding the related person transaction or the related person in the context of the proposed transaction that would be material to investors in light of the circumstances of the particular transaction.

The audit committee may approve or ratify the transaction only if the audit committee determines that, under all of the circumstances, the transaction is consistent with our best interests. The audit committee may impose any conditions on the related person transaction that it deems appropriate.

In addition to the transactions that are excluded by the instructions to the SEC’s related person transaction disclosure rule, the Board has determined that the following transactions do not create a material direct or indirect interest on behalf of related persons and, therefore, are not related person transactions for purposes of this policy:

○

Interests arising solely from the related person’s position as an executive officer of another entity (whether or not the person is also a director of such entity) that is a participant in the transaction, where (a) the related person and all other related persons own in the aggregate less than a 10% equity interest in such entity, (b) the related person and his or her immediate family members are not involved in the negotiation of the terms of the transaction and do not receive any special benefits as a result of the transaction, (c) the amount involved in the transaction equals less than the greater of $1 million dollars or 2% of the annual gross revenues of the other entity that is a party to the transaction, and (d) the amount involved in the transaction equals less than 2% of our annual gross revenues; and

○	A transaction that is specifically contemplated by provisions of our charter or bylaws.

The policy provides that transactions involving compensation of executive officers shall be reviewed and approved by the compensation committee in the manner specified in its charter.

EMERGENT BIOSOLUTIONS INC. | 2022 Notice and Proxy 63

Transactions with Related Persons

Indemnification Agreements

We have entered into an indemnification agreement with each of our directors and executive officers. Our form of indemnification agreement, and our certificate of incorporation and by-laws, require us to indemnify and advance expenses to these persons to the full extent permitted by Delaware law. We also intend to enter into an indemnification agreement with each of our future directors and executive officers.

Relationships with Fuad El-Hibri

Mr. El-Hibri, our founder and former executive chairman also owns or controls greater than 5% of our outstanding common stock. We previously entered into the following transactions in which Mr. El-Hibri had a direct or indirect interest, in each case as indicated below.

Registration Rights

In September 2006, we granted registration rights with respect to shares of our common stock to certain of our principal stockholders, including entities controlled by Fuad El-Hibri under a registration rights agreement (the “2006 Registration Rights Agreement”) The following table sets forth the name of each such entity and the number of shares of our common stock that were subject to these registration rights prior to their dissolution at the end of 2021.

Name	Number of Shares of Common Stock

Intervac, L.L.C.	2,140,463

BioVac, L.L.C.	1,524,155

Demand registration rights. Subject to specified limitations, holders of these registration rights could require that we register all or part of our common stock subject to the registration rights for sale under the Securities Act of 1933. These holders could demand registration of our common stock so long as the aggregate offering price to the public of the shares requested to be registered is at least $25,000,000. We were required to effect only one demand registration, subject to specified exceptions.

Incidental registration rights. If we were to propose to register any of our common stock under the Securities Act of 1933, subject to specified exceptions, either for our own account or for the account of other security holders, holders of the aforementioned registration rights were entitled to notice of the registration and to include shares of common stock that were subject to the registration rights in the registered offering. In August 2021, we filed an automatic shelf registration statement, which immediately became effective under SEC rules. For so long as we continue to satisfy the requirements to be deemed a “well-known seasoned issuer” under SEC rules, this shelf registration statement, effective until August 2024, would have provided for a secondary offering of these shares from time to time.

Limitations and expenses. With specified exceptions, the right to include shares in a registration is subject to the right of underwriters for the offering to limit the number of shares included in the offering. We were required to pay one-half of all fees, costs and expenses of any demand registration, other than underwriting discounts and commissions.

Termination of Registration Rights. In connection with an agreement to terminate the registration rights of Intervac, L.L.C. and BioVac, L.L.C. under the 2006 Registration Rights Agreement, dated December 9, 2021, and the dissolution of Intervac, L.L.C. and BioVac, L.L.C., in December 2021, all registration rights pertaining to both entities were terminated in their entirety.

64 EMERGENT BIOSOLUTIONS INC. | 2022 Notice and Proxy

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING

Why am I receiving this proxy statement?

You are receiving this proxy statement from us because you owned shares of the company’s common stock as of March 31, 2022, the record date for the annual meeting. The Board has made these materials available to you in connection with the Board’s solicitation of proxies for use at our annual meeting.

This proxy statement describes matters on which you may vote and provides you with other important information so that you can make informed decisions. You are requested to vote on each of the proposals described in this proxy statement and are invited to attend the annual meeting.

What does it mean to vote by proxy?

It means that you give someone else the right to vote your shares in accordance with your instructions. In this way, you ensure that your vote will be counted even if you are unable to attend the annual meeting. When you submit your proxy by internet, by telephone or by mail, you appoint each of Robert Kramer, our president and chief executive officer, Richard Lindahl, our executive vice president, chief financial officer and treasurer, and Jennifer Fox, our executive vice president, external affairs, general counsel and corporate secretary, or their respective substitutes or nominees, as your representatives — your “proxies” — at the meeting to vote your shares in accordance with your instructions. If you give your proxy but do not include specific instructions on how to vote, the individuals named as proxies will vote your shares as the Board recommends, and may vote in their discretion with respect to any other matters properly presented at the annual meeting.

Who is entitled to vote at the annual meeting?

Holders of the company’s common stock as of the close of business on the record date, March 31, 2022, may vote by proxy or virtually at the annual meeting. As of the close of business on March 31, 2022, there were 50,453,383 shares of the company’s common stock outstanding and entitled to vote and held by 19 holders of record. The common stock is the only authorized voting security of the company, and each share of common stock is entitled to one vote on each matter properly brought before the annual meeting.

What is the difference between holding shares as a stockholder of record and as a beneficial owner?

You may own shares of the company’s common stock in two different ways:

○

Record Ownership. If your stock is represented by one or more stock certificates registered in your name or if you have a Direct Registration System account in your name evidencing shares held in book-entry form, then you have a stockholder account with our transfer agent, Broadridge Financial Solutions, Inc., and you are a “stockholder of record.”

○

Beneficial Ownership. If your shares are held in a brokerage account or by a bank or other nominee, those shares are held in “street name” and you are considered the “beneficial owner” of the shares. As the beneficial owner of those shares, you have the right to direct your broker, bank or other nominee how to vote your shares, and you will receive separate instructions from your broker, bank or other nominee describing how to vote your shares.

If I hold shares in street name by my broker, will my broker automatically vote my shares for me?

If you hold shares through an account with a bank or broker, the voting of the shares by the bank or broker when you do not provide voting instructions is governed by the rules of the NYSE. These rules allow banks and brokers to vote shares in their discretion on “routine” matters for which their customers do not provide voting instructions. On matters considered “non-routine,” banks and brokers may not vote shares without your instruction.

What is a “broker non-vote” and how would it affect the vote?

Shares that banks and brokers are not authorized to vote are referred to as “broker non-votes.” The ratification of the company’s independent registered public accounting firm is considered a routine matter. Accordingly, banks and brokers may vote shares on this proposal without your instructions, and there will be no broker non-votes with respect to this proposal.

EMERGENT BIOSOLUTIONS INC. | 2022 Notice and Proxy 65

Questions and Answers About The Annual Meeting

All other proposals are considered to be non-routine, and banks and brokers therefore cannot vote shares on those proposals without your instructions. Please note that if you want your vote to be counted on those proposals, including the election of directors, you must instruct your bank or broker how to vote your shares. If you do not provide voting instructions, no votes will be cast on your behalf with respect to those proposals.

Broker non-votes will be counted for purposes of establishing a quorum but will not affect the outcome of the vote on any proposal.

What does it mean if I receive more than one proxy card from the company?

It means that you have more than one account for your shares. Please vote by internet or telephone using each of the identification numbers, or complete and mail all proxy cards to ensure that all of your shares are voted.

What is “householding” and how does it affect me?

The SEC has adopted rules that permit companies and intermediaries, such as brokers, to satisfy delivery requirements for proxy statements with respect to two or more stockholders sharing the same address by delivering a single Notice of Internet Availability of Proxy Materials or proxy statement and annual report addressed to those stockholders. This process, commonly referred to as “householding,” potentially provides extra convenience for stockholders and cost savings for companies. Because we utilize the “householding” rules for proxy materials, stockholders who share the same address generally will receive only one copy of the Notice of Internet Availability of Proxy Materials or proxy statement and annual report, unless we receive contrary instructions from any stockholder at that address. If you prefer to receive multiple copies of the Notice of Internet Availability of Proxy Materials or proxy statement and annual report at the same address, additional copies will be provided to you promptly upon request. If you are a stockholder of record, you may obtain additional copies upon written or oral request to Emergent BioSolutions Inc., Attn: Investor Relations, 400 Professional Drive, Suite 400, Gaithersburg, Maryland 20879; Telephone: (240) 631-3200, Email: investorrelations@ebsi.com. Eligible stockholders of record receiving multiple copies of the Notice of Internet Availability of Proxy Materials or proxy statement and annual report can request householding by contacting us in the same manner.

If you are a beneficial owner and hold your shares in a brokerage or custody account, you can request additional copies of the Notice of Internet Availability of Proxy Materials or proxy statement and annual report or you can request householding by notifying your broker, bank or other nominee.

How do I attend the annual meeting? When and where will the annual meeting be held?

The annual meeting will be held on May 26, 2022. This year, we will be once again hosting the annual meeting live via the internet. You will not be able to attend the annual meeting in person. Any stockholder can listen to and participate in the annual meeting live via the internet at www.virtualshareholdermeeting.com/EBS2022. To participate in the virtual annual meeting, you will need the 16-digit control number which appears on your proxy card, voting instruction form or notice you will receive. The annual meeting webcast will begin promptly at 9:00 a.m., Eastern Time. We encourage you to access the annual meeting webcast prior to the start time. Online check-in will begin, and stockholders may begin submitting written questions, at 8:45 a.m., Eastern Time, and you should allow ample time for the check-in procedures. If you do not have a control number, you may attend as a guest (non-stockholder), but will not have the option to vote your shares at the virtual meeting.

What if during the check-in time or during the annual meeting I have technical difficulties or trouble accessing the virtual meeting?

We will have technicians ready to assist you with any technical difficulties you may have accessing the virtual meeting. If you encounter any difficulties accessing the virtual meeting during the check-in or meeting time, please call the technical support number that will be posted on the Virtual Shareholder Meeting log in page.

Why are we holding the annual meeting virtually?

As part of our effort to maintain a safe and healthy environment for our directors, members of management and stockholders who wish to attend the annual meeting, and in light of the novel coronavirus disease pandemic (COVID-19), we believe that hosting a virtual annual meeting is in our best interest and the best interest of our stockholders and enables increased stockholder attendance and participation during a time when many travel and other restrictions are in place that may limit attendance. Furthermore, we have determined that hosting a virtual annual meeting of stockholders will provide expanded access, improved communication, and cost

66 EMERGENT BIOSOLUTIONS INC. | 2022 Notice and Proxy

Questions and Answers About The Annual Meeting

savings. Hosting a virtual meeting enables increased stockholder attendance and participation since stockholders can participate from any location around the world. We intend that the virtual meeting format will provide stockholders a similar level of transparency to the traditional in-person meeting format and we will take steps to ensure such an experience. Our stockholders will be afforded the same opportunities to participate at the virtual annual meeting as they would at an in-person annual meeting of stockholders. Our virtual annual meeting allows stockholders to submit questions and comments before and during the annual meeting. After the annual meeting, we will be answering stockholder questions that comply with the rules of conduct for the annual meeting; which will be posted on the virtual annual meeting web portal. To the extent time does not allow us to answer all of the appropriately submitted questions, we will answer them in writing on the company’s website at www.emergentbiosolutions.com under the section “Investors,” soon after the meeting. If we receive substantially similar questions, we will group such questions together and provide a single response to avoid repetition.

How can I change my vote or revoke my proxy?

If you hold shares in your own name as a stockholder of record, you may change your vote or revoke your proxy at any time before voting begins by:

○	Giving notice of revocation to our Corporate Secretary, at Emergent BioSolutions Inc., 400 Professional Drive, Suite 400, Gaithersburg, Maryland 20879 (by mail or overnight delivery);
○	Executing and delivering to our Corporate Secretary, at the address noted above, a proxy card relating to the same shares bearing a later date;
○	Voting by the internet or telephone prior to the time the voting facilities close (your latest internet or telephone vote will be counted); or
○	Logging onto and voting at the virtual annual meeting.

If you decide to revoke or change your vote other than by voting at the annual meeting, we must receive the notice of revocation or new vote by 11:59 p.m., Eastern Time, on Wednesday May 25, 2022, the date prior to the date of the annual meeting.

If your shares are held in “street name,” you must contact your broker, bank or other nominee to revoke or change your vote. The revocation or change must be made by the broker, bank or other nominee before the annual meeting.

What is the “quorum” for the annual meeting and what happens if a quorum is not present?

In order to conduct business at the annual meeting, the holders of at least a majority of the total number of shares of the company’s common stock issued and outstanding and entitled to vote as of the March 31, 2022 record date, or 25,226,692 shares, must be present in person or represented by proxy. This requirement is called a “quorum.” If you vote by internet or by telephone, or submit a properly executed proxy card, your shares will be included for purposes of determining the existence of a quorum. Proxies marked “abstain” and “broker non-votes” also will be counted in determining the presence of a quorum. If the shares present in person or represented by proxy at the annual meeting are not sufficient to constitute a quorum, the annual meeting may be adjourned to a different time and place to permit further solicitations of proxies sufficient to constitute a quorum.

What is an “abstention” and how would it affect the vote?

An “abstention” occurs when a stockholder submits a proxy with explicit instructions to decline to vote regarding a particular matter. Abstentions are counted as present for purposes of determining a quorum. As a general matter, an abstention with respect to the election of directors is neither a vote cast “for” a nominee nor a vote cast “against” the nominee and, therefore, will have no effect on the outcome of the vote. Because an abstention is generally not considered to be a vote “cast” for a particular matter, it will have no effect on the ratification of the appointment of Ernst & Young LLP as our Independent Registered Public Accounting Firm or the advisory vote on the compensation of our NEOs.

Does the company offer an opportunity to receive future proxy materials electronically?

Yes. If you vote on the internet, simply follow the prompts for enrolling in electronic proxy delivery service. This will reduce our printing and postage costs, as well as the number of paper documents you will receive.

EMERGENT BIOSOLUTIONS INC. | 2022 Notice and Proxy 67

Questions and Answers About The Annual Meeting

If you are a stockholder of record, you may enroll in this service at the time you vote your proxy or at any time after the annual meeting and can read additional information about this option and request electronic delivery by going to www.proxyvote.com. If you hold shares in street name, please contact your broker, bank or other nominee to enroll for electronic proxy delivery.

Who will conduct the proxy solicitation and who will bear the cost?

The costs of soliciting proxies will be borne by us. The solicitation is being made primarily through the mail and electronic mail, but our directors, officers and employees may also engage in the solicitation of proxies in person, by telephone, electronic transmission or by other means. No compensation will be paid by us in connection with the solicitation of proxies, except that we may reimburse brokers, banks, custodians, nominees and other record holders for their reasonable out-of-pocket expenses in forwarding proxy materials to beneficial owners.

Who will count the votes?

Broadridge Financial Solutions, Inc. will tabulate the votes cast by internet, telephone and mail. Brian Millard, our Senior Vice President, Finance & Corporate Controller, will tabulate any votes cast at the annual meeting and will act as inspector of election to certify the results.

Where can I find the voting results of the meeting?

We will publish the voting results in a Form 8-K filed with the SEC within four business days after the annual meeting. You can read or print a copy of that report by going to either the company’s website at www.emergentbiosolutions.com under the section “Investors – SEC Filings” or the SEC’s website at www.sec.gov.

Will a list of stockholders entitled to vote at the annual meeting be available?

A list of stockholders of record as of March 31, 2022, the record date, will be available for inspection by stockholders for any purpose germane to the annual meeting during normal business hours from May 16, 2022 to May 25, 2022, at our corporate headquarters at 400 Professional Drive, Suite 400, Gaithersburg, Maryland 20879. This list will also be available during the virtual annual meeting for examination by any stockholder at www.virtualshareholdermeeting.com/ EBS2022.

68 EMERGENT BIOSOLUTIONS INC. | 2022 Notice and Proxy

ADDITIONAL MATTERS

Other Matters

Our Board has no knowledge of any other matters that may come before the meeting. However, if any other matters are properly presented at the meeting, it is the intention of the persons named in the accompanying proxy to vote, or otherwise act, in accordance with their judgment on those matters.

Requests for Copies of Annual Report

We will provide without charge a copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2021, including financial statements and schedules, to each of our stockholders of record on March 31, 2022, and to each beneficial owner of common stock on that date, upon receipt of a written request for the Form 10-K mailed to our offices, Emergent BioSolutions Inc., 400 Professional Drive, Suite 400, Gaithersburg, MD 20879, Attention: Investor Relations, telephone: (240) 631-3200, email: investorrelations@ebsi.com. In the event that exhibits to the Form 10-K are requested, a fee will be charged for reproduction of the exhibits. Requests from beneficial owners of common stock must set forth a good faith representation as to such ownership. Our filings with the SEC are available without charge on our website at www.emergentbiosolutions.com as soon as reasonably practicable after they are filed.

Stockholder Proposals for the 2023 Annual Meeting

Any stockholder who intends to present a proposal at the company’s 2023 annual meeting, and who wishes to have the proposal included in the company’s proxy statement for that meeting (the “2023 Proxy Statement”), must deliver the proposal to the company’s Corporate Secretary no later than December 16, 2022. Any proposal received after this date will be considered untimely and may be excluded from the 2023 Proxy Statement. A proposal must satisfy the rules and regulations of the SEC to be eligible for inclusion in the proxy statement for that meeting.

A stockholder may present a proposal that is a proper subject for consideration at an annual meeting, even if the proposal is not submitted by the deadline for inclusion in the proxy statement. To do so, the stockholder must comply with the procedures set forth in the company’s by-laws. The by-laws require that a stockholder who intends to present a proposal at an annual meeting of stockholders submit the proposal to the Corporate Secretary not fewer than 90 and not more than 120 days before the anniversary of the date of the previous year’s annual meeting. To be eligible for consideration at the 2023 annual meeting, such a proposal and any nominations for director must be received by the Corporate Secretary between January 26, 2023, and February 25, 2023. This advance notice period is intended to allow stockholders an opportunity to consider all business and nominees expected to be considered at the meeting. Any such proposal received after this date may be considered untimely and may be excluded.

All submissions to, or requests from, the Corporate Secretary should be made to Emergent BioSolutions Inc., Attention: Corporate Secretary, 400 Professional Drive, Suite 400, Gaithersburg, MD 20879.

Sincerely,

Zsolt Harsanyi
Chairman of the Board of Directors

Gaithersburg, Maryland

April 15, 2022

OUR BOARD OF DIRECTORS HOPES THAT YOU WILL ATTEND THE

VIRTUAL ANNUAL MEETING. WHETHER OR NOT YOU PLAN TO ATTEND, YOU ARE

URGED TO VOTE YOUR PROXY AS PROMPTLY AS POSSIBLE. IF YOU ATTEND THE

MEETING, YOU MAY REVOKE YOUR PROXY AND VOTE VIRTUALLY AT THE MEETING.

EMERGENT BIOSOLUTIONS INC. | 2022 Notice and Proxy 69

We go 400 Professional Drive, Suite 400 Gaithersburg, Maryland 20879 USA emergentbiosolutions.com

EMERGENT BIOSOLUTIONS INC. 400 PROFESSIONAL DRIVE, SUITE 400 GAITHERSBURG, MD 20879
VOTE BY INTERNET
Before The Meeting - Go to www.proxyvote.com or scan the QR Barcode above

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time on May 25, 2022. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to www.virtualshareholdermeeting.com/EBS2022

You may attend the virtual meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE -1-800-690-6903 (toll free within the US and Canada)

Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time on May 25, 2022. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

D78304-P67517                 KEEP THIS PORTION FOR YOUR RECORDS

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DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

    EMERGENT BIOSOLUTIONS INC.

The Board of Directors recommends a vote “FOR” the election of all Class I director nominees.

1.	To elect three Class I directors to hold office for a term expiring at our 2025 Annual Meeting of Stockholders and until their respective successors are duly elected and qualified.

	Nominees Class I:	For	Against	Abstain

	1a. Keith Katkin	☐	☐	☐

	1b. Ronald Richard	☐	☐	☐

	1c. Kathryn Zoon, Ph.D.	☐	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

The Board of Directors recommends a vote “FOR” Proposals 2 and 3.	For	Against	Abstain

2. To ratify the appointment by the audit committee of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2022.	☐	☐	☐

3. Advisory vote to approve executive compensation.	☐	☐	☐

Signature [PLEASE SIGN WITHIN BOX]	Date

Signature (Joint Owners)	Date

ANNUAL MEETING OF STOCKHOLDERS OF

EMERGENT BIOSOLUTIONS INC.

MAY 26, 2022

Dear Stockholder:

Please take note of the important information accompanying this proxy card. There are matters related to the operation of Emergent BioSolutions Inc. that require your prompt attention. Your vote counts, and you are strongly encouraged to exercise your right to vote the shares.

Please vote the shares using one of the methods described on the reverse side of this proxy card. Thank you in advance for your prompt consideration of these matters.

Sincerely,

Board of Directors of Emergent BioSolutions Inc.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice of the Meeting, Annual Report on Form 10-K, Proxy Statement and Proxy Card are available at

http://materials.proxyvote.com/29089Q

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D78305-P67517

EMERGENT BIOSOLUTIONS INC.

400 PROFESSIONAL DRIVE, SUITE 400

GAITHERSBURG, MD 20879

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

FOR THE 2022 ANNUAL MEETING OF STOCKHOLDERS

The undersigned, having received the Notice of Meeting and Proxy Statement and revoking all prior proxies, hereby appoints Robert Kramer, Richard Lindahl and Jennifer Fox, and each of them, as proxies, each with full power of substitution, and hereby authorizes each of them to represent and vote, as designated on the reverse side, all shares of common stock of Emergent BioSolutions Inc. (the “Company”) held of record by the undersigned as of March 31, 2022, at the 2022 Annual Meeting of Stockholders of the Company, a virtual meeting conducted via live audio webcast on Thursday, May 26, 2022 at 9:00 a.m. Eastern Time, and at any adjournment or postponement thereof, and, in their discretion, on any matters properly presented for a vote at the Annual Meeting.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED. IF NO DIRECTION IS GIVEN WITH RESPECT TO A PARTICULAR PROPOSAL, THIS PROXY WILL BE VOTED “FOR” THE ELECTION OF ALL CLASS I DIRECTOR NOMINEES AND “FOR” PROPOSALS 2 AND 3.

(Continued and to be signed on the reverse side)